Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178460

PROSPECTUS    SUPPLEMENT

(To Prospectus Dated December 12, 2011)

$200,000,000

Olin Corporation

5.50% Senior Notes due 2022

The notes will bear interest at the rate of 5.50% per year. Interest on the notes is payable on February 15 and August 15 of each year, beginning on February 15, 2013. The notes will mature on August 15, 2022.

We may redeem some or all of the notes at a “make-whole” redemption price plus accrued and unpaid interest as described in this prospectus supplement. In addition, we must offer to purchase the notes if we experience a change of control under certain circumstances.

Unless the acquisition of K. A. Steel Chemicals Inc. is consummated concurrently with or prior to the consummation of this offering, an amount equal to the gross proceeds from this offering will be placed in a segregated account, together with additional cash, in an amount sufficient to redeem the notes on the latest possible special mandatory redemption date at a redemption price equal to the aggregate initial offering price of the notes as shown below together with the interest that will accrue on the notes from the issuance date up to, but not including, the applicable special mandatory redemption date. The proceeds will be released to us upon the earliest of the substantially contemporaneous closing of such acquisition, the termination of the Acquisition Agreement (as defined herein) and November 20, 2012. Subject to certain conditions, we will use the proceeds of this offering and cash on hand to consummate the acquisition of K. A. Steel Chemicals Inc. If the acquisition is not consummated by November 20, 2012 or if the Acquisition Agreement is terminated prior to such date, we will be required to redeem the notes at the aggregate initial offering price of the notes as shown below, together with accrued interest on the notes from the issuance date up to, but not including, the special mandatory redemption date. See “Description of Notes—Use of Proceeds; Release Conditions” and “Description of Notes—Special Mandatory Redemption.”

The notes will be our unsecured senior obligations ranking equal in right of payment to all of our present and future unsecured senior indebtedness, will be effectively subordinated in right of payment to all of our future secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness and will be senior to all future indebtedness which is subordinated by its terms. The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all obligations of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	100.00%	$200,000,000
Underwriting Discount	1.75%	$3,500,000
Proceeds to Olin Corporation (before expenses)	98.25%	$196,500,000

(1)	Plus accrued interest, if any, from August 22, 2012.

The underwriters expect to deliver the notes to purchasers on or about August 22, 2012, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Wells Fargo Securities

August 9, 2012

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with different information from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus is accurate as of any date later than the date of the document containing such information.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes being offered and also adds to and updates information contained in the accompanying base prospectus. The second part, the base prospectus, gives more general information, some of which may not apply to the notes being offered. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying base prospectus,” we are referring to the base prospectus.

If the information contained or incorporated by reference in this prospectus supplement varies in any way from the information contained or incorporated by reference in the accompanying base prospectus, you should rely on the information contained or incorporated by reference in this prospectus supplement. If the information contained in this prospectus supplement varies in any way from the information incorporated by reference herein, you should rely on the more recent document.

The names of our principal products used in this prospectus supplement, including Winchester, are our registered trademarks. Names of companies and associations used in this prospectus supplement are trademarks or trade names of those respective organizations.

In this prospectus supplement, we rely on and refer to information regarding the chlor alkali industry and the ammunition industry and each industry’s respective segments and participants from Chemical Market Associates, Inc. and the Sporting Arms and Ammunition Manufacturers’ Institute. The identified market research firms are not aware of and have not consented to being named in this prospectus supplement. Although we believe that this information is reliable, we have not independently verified the accuracy and completeness of this information.

Certain numerical figures set forth in this prospectus supplement have been subject to rounding adjustments.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC file number is 1-1070. You can read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1850

Washington, D.C. 20549

You can also obtain copies of these materials from this public reference room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov. Olin’s SEC filings are also available from our website at http://www.olin.com. Information on our website is not part of this prospectus supplement or the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement, the accompanying base prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents and such documents are deemed to be included as part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 24, 2012;

•

statements of income, partners’ capital and cash flows of SunBelt Chlor Alkali Partnership for each of the three years in the period ended December 31, 2010 appearing in our annual report on Form 10-K for the fiscal year ended December 31, 2010 (and no other portion of such annual report), filed with the SEC on February 24, 2011;

•	our definitive proxy statement filed with the SEC on March 6, 2012;

•	our quarterly reports on Form 10-Q, for the quarters ended March 31, 2012 and June 30, 2012 filed with the SEC on April 30, 2012 and July 24, 2012, respectively;

•

our current reports on Form 8-K or filed portions of those reports (but not reports or portions of reports which were furnished and not deemed to be filed) filed on March 3, 2011 (as amended on May 5, 2011), May 2, 2012, May 3, 2012, July 18, 2012 (excluding Exhibit 99.1 of such report), and August 9, 2012; and

•

all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and until the offering of the notes is completed (but not documents or portions of documents which are furnished and not deemed to be filed).

You may obtain copies of those documents from us, free of cost by contacting us at the address or telephone number provided in “Incorporation of Certain Documents By Reference” in the accompanying base prospectus.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “estimate,” “project,” “forecast” and variations of such words and similar expressions in this prospectus to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward looking-statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, include, but are not limited to the following:

•

sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•

the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	the failure or an interruption of our information technology systems;

•	higher-than-expected raw material and energy, transportation and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	the other risks described under “Risk Factors”.

You should consider all of our forward-looking statements in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. For more information about these and other factors, see our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the SEC.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including our financial statements and the other documents incorporated by reference into this prospectus. Unless the context otherwise indicates, references in this prospectus to “we,” “us,” “our” and “Olin” refer to Olin Corporation and its direct and indirect subsidiaries.

Olin Corporation

Olin Corporation is a Virginia corporation, incorporated in 1892, having its principal executive offices in Clayton, Missouri. We are a manufacturer concentrated in two business segments: Chlor Alkali Products and Winchester®. Chlor Alkali Products manufactures and sells chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide, which represent 71% of 2011 sales. Winchester products, which represent 29% of 2011 sales, include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges. For the year ended December 31, 2011, we had approximately $2.0 billion of sales and $241.7 million of net income. For the six months ended June 30, 2012, we had approximately $1.0 billion of sales and $86.3 million of net income. Our common stock is listed and traded on The New York Stock Exchange under the symbol “OLN.”

On February 28, 2011, we acquired PolyOne Corporation’s (“PolyOne”) 50% interest in the SunBelt Chlor Alkali Partnership, which we refer to as SunBelt. The SunBelt chlor alkali plant, which is located within our McIntosh, AL facility, has approximately 350,000 tons of membrane technology capacity. Previously, we had a 50% ownership interest in SunBelt, which was accounted for using the equity method of accounting. Accordingly, prior to the acquisition, we included only our share of SunBelt results in earnings of non-consolidated affiliates. Since the date of acquisition, SunBelt’s results are no longer included in earnings of non-consolidated affiliates but are consolidated in our financial statements.

Chlor Alkali Products

We have been involved in the U.S. chlor alkali industry for more than 100 years and are a major participant in the North American chlor alkali market. Chlor alkali manufacturers in North America, with approximately 16.0 million tons of chlorine and 17.0 million tons of caustic soda capacity, account for approximately 18% of worldwide chlor alkali production capacity. Approximately 75% of the total North American capacity is located in the U.S. Gulf Coast region. Chlorine, caustic soda and hydrogen are co-produced commercially by the electrolysis of salt. These co-products are produced simultaneously and in a fixed ratio of 1.0 ton of chlorine to 1.1 tons of caustic soda and 0.03 tons of hydrogen. The industry refers to this as an Electrochemical Unit or ECU. With a demonstrated capacity as of the end of 2011 of 2.2 million ECUs per year, we are the third largest chlor alkali producer, measured by production volume of chlorine and caustic soda, in North America, according to data from Chemical Market Associates, Inc. (“CMAI”). CMAI is a global petrochemical, plastics and fibers consulting firm established in 1979. Approximately 58% of our caustic soda production is high purity membrane and rayon grade, which, according to CMAI data, normally commands a premium selling price in the market. According to data from CMAI, we are the largest North American producer of industrial bleach, which is manufactured using both chlorine and caustic soda.

Our manufacturing facilities in Augusta, GA; McIntosh, AL; Charleston, TN; St. Gabriel, LA; Henderson, NV; Becancour, Quebec; and a portion of our facility in Niagara Falls, NY are ISO 9002 certified. In addition, Augusta, GA; McIntosh, AL; Charleston, TN; St. Gabriel, LA; Henderson, NV; and Niagara Falls, NY are ISO 14001 certified. ISO 9000 (which includes ISO 9001 and ISO 9002) and ISO 14000 (which includes ISO 14001) are sets of related international standards on quality assurance and environmental management developed by the International Organization for Standardization to help companies effectively document the quality and environmental management system elements to be implemented to maintain effective quality and environmental management systems. Our facilities in Augusta, GA; McIntosh, AL; Charleston, TN; Niagara Falls, NY; and St. Gabriel, LA have also achieved Star status in the Voluntary Protection Program (“VPP”) of the Occupational Safety and Health Administration (“OSHA”). OSHA’s VPP is a program in which companies voluntarily participate that recognizes facilities for their exemplary safety and health programs. Our Augusta, GA; McIntosh, AL; Charleston, TN; St. Gabriel, LA; Henderson, NV; and Niagara Falls, NY chlor alkali manufacturing sites and the division headquarters are accredited under the RC 14001 Responsible Care® (“RC 14001”) standard. Supported by the chemical industry and recognized by government and regulatory agencies, RC 14001 establishes requirements for the management of safety, health, environmental, security, transportation, product stewardship, and stakeholder engagement activities for the business.

Chlorine is used as a raw material in the production of thousands of products for end-uses including vinyls, chlorinated intermediates, isocyanates, and water treatment. A significant portion of U.S. chlorine production is consumed in the manufacture of ethylene dichloride, or EDC, a precursor for polyvinyl chloride, or PVC. PVC is a plastic used in applications such as vinyl siding, plumbing and automotive parts. We estimate that approximately 17% of our chlorine produced is consumed in the manufacture of EDC. While much of the chlorine produced in the U.S. is consumed by the producing company to make downstream products, we sell most of the chlorine we produce to third parties in the merchant market.

Caustic soda has a wide variety of end-use applications. The largest of which in North America is in the pulp and paper industry. Caustic soda is used in the delignification and bleaching portions of the pulping process. Caustic soda is also used in the production of detergents and soaps, alumina and a variety of other inorganic and organic chemicals.

The chlor alkali industry is cyclical, both as a result of changes in demand for each of the co-products and as a result of the large increments in which new capacity is added and removed. Because chlorine and caustic soda are produced in a fixed ratio, the supply of one product can be constrained both by the physical capacity of the production facilities and/or by the ability to sell the co-product. Prices for both products respond rapidly to changes in supply and demand. Our ECU netbacks (defined as gross selling price less freight and discounts) averaged approximately $560, $475 and $520 per ECU in 2011, 2010 and 2009, respectively. Our ECU netbacks averaged approximately $580 and $540 for the six months ended June 30, 2012 and 2011, respectively.

Beginning late in the fourth quarter of 2008 and continuing through 2009, demand for caustic soda weakened significantly, and fell below the demand for chlorine. This created excess supply in North America, which caused caustic soda prices to fall. During the third quarter of 2009, chlorine and caustic soda demand became more balanced eliminating the oversupply of caustic soda. We began realizing increases in chlorine prices in the third quarter of 2009 with more of the improvement in the fourth quarter of 2009. With demand for both chlorine and caustic soda improving, price increases were announced throughout 2010 and 2011. In the fourth quarter of 2011, an additional caustic soda price increase was announced for $80 per ton. The fourth quarter ECU netback was approximately $580, which was the first decline in price since the low point in our system in the third quarter of 2009. ECU netbacks in the fourth quarter declined slightly from the third quarter levels of approximately $590 as chlorine prices weakened, driven by a reduced level of chlorine demand, which more than offset increases in caustic soda prices.

ECU netbacks in the first quarter of 2012 declined slightly from the fourth quarter 2011 levels of approximately $590, including Sunbelt, as chlorine prices weakened which more than offset increases in caustic soda prices. ECU netbacks in the second quarter of 2012 declined slightly from the first quarter 2012 level of approximately $585, primarily due to higher freight costs. ECU netbacks in the third quarter of 2012 are forecast to be slightly lower than the second quarter of 2012 as a result of lower chlorine prices. In the second quarter of

2012, a caustic soda price increase was announced totaling $60 per ton. While the success of the caustic soda price increase is not yet known, the majority of the benefit, if realized, would impact fourth quarter 2012 results.

Electricity and salt are the major purchased raw materials for our Chlor Alkali Products segment. Raw materials represent approximately 47% of the total cost of producing an ECU. Electricity is the single largest raw material component in the production of chlor alkali products. We are supplied by utilities that primarily utilize coal, hydroelectric, natural gas, and nuclear power. The commodity nature of this industry places an emphasis on cost management and we believe that we have managed our manufacturing costs in a manner that makes us one of the low cost producers in the industry.

During the fourth quarter of 2009, we completed a conversion and expansion project at our St. Gabriel, LA facility and initiated production. This project increased capacity at this location from 197,000 ECUs to 246,000 ECUs and significantly reduced the site’s manufacturing costs. In addition, as market demand requires, we believe the design of the SunBelt facility, as well as the new design of the St. Gabriel, LA facility, would allow us to expand capacity cost-effectively at these locations. In December 2010, we announced a plan to convert our Charleston, TN facility to 200,000 tons of membrane capacity capable of producing both potassium hydroxide and caustic soda. The conversion of the Charleston, TN plant to membrane technology will reduce the electricity usage per ECU produced by approximately 25%. In addition, in December 2010, we announced our intention to reconfigure our Augusta, GA facility to manufacture bleach and distribute caustic soda, while discontinuing chlor alkali manufacturing at this site. When complete, this plan will reduce our overall chlor alkali production capacity by 160,000 ECUs or 7% of our demonstrated capacity. We currently expect to complete the conversion and reconfiguration by the end of 2012.

We also manufacture and sell other chlor alkali-related products. These products include chemically processed salt, hydrochloric acid, sodium hypochlorite (bleach), hydrogen, and potassium hydroxide. We refer to these other chlor alkali-related products as co-products. Sales of co-products represented approximately 30% of Chlor Alkali Products’ sales in 2011. We have recently invested in capacity and product upgrades in bleach and hydrochloric acid. In the fourth quarter of 2009, we initiated bleach manufacturing and shipping by railroad expansion projects at three of our chlor alkali facilities. In 2010, we initiated a capital project to construct a low salt, high strength bleach facility located at our McIntosh, AL chlor alkali site and in 2011 we initiated two additional low salt, high strength bleach facilities at our Niagara Falls, NY and Henderson, NV sites. We completed the first low salt, high strength bleach facility at McIntosh, AL in the first quarter of 2012 and expect the low salt, high strength bleach facility at Niagara Falls, NY to start up in the third quarter of 2012. We expect the remaining low salt, high strength bleach facility at Henderson, NV to be completed by the end of 2012. These three new facilities will increase total bleach manufacturing capacity by an additional 50% over the 2011 capacity. These low salt, high strength bleach facilities will double the concentration of the bleach we manufacture, which should significantly reduce transportation costs.

The following table lists products of our Chlor Alkali Products business, with principal products on the basis of annual sales highlighted in bold face.

Products & Services	Major End Uses	Plants & Facilities	Major Raw Materials & Components for Products/Services
Chlorine/caustic soda	Pulp & paper processing, chemical manufacturing, water purification, manufacture of vinyl chloride, bleach, swimming pool chemicals & urethane chemicals	Augusta, GA Becancour, Quebec Charleston, TN Henderson, NV McIntosh, AL Niagara Falls, NY St. Gabriel, LA	salt, electricity

Products & Services	Major End Uses	Plants & Facilities	Major Raw Materials & Components for Products/Services
Sodium hypochlorite (bleach)	Household cleaners, laundry bleaching, swimming pool sanitizers, semiconductors, water treatment, textiles, pulp & paper and food processing	Augusta, GA Becancour, Quebec Charleston, TN Henderson, NV McIntosh, AL Niagara Falls, NY Santa Fe Springs, CA Tacoma, WA Tracy, CA	chlorine, caustic soda

Hydrochloric acid	Steel, oil & gas, plastics, organic chemical synthesis, water and wastewater treatment, brine treatment, artificial sweeteners, pharmaceuticals, food processing and ore and mineral processing	Augusta, GA Becancour, Quebec Charleston, TN Henderson, NV McIntosh, AL Niagara Falls, NY	chlorine, hydrogen

Potassium hydroxide	Fertilizer manufacturing, soaps, detergents and cleaners, battery manufacturing, food processing chemicals and deicers	Charleston, TN	potassium chloride, electricity

Hydrogen	Fuel source, hydrogen peroxide and hydrochloric acid	Augusta, GA Becancour, Quebec Charleston, TN Henderson, NV McIntosh, AL Niagara Falls, NY St. Gabriel, LA	salt, electricity

Winchester

Winchester is currently in its 146th year of operation and its 82nd year as part of Olin. Winchester is a premier developer and manufacturer of small caliber ammunition for sale to domestic and international retailers (commercial customers), law enforcement agencies and domestic and international militaries. We believe we are a leading U.S. producer of ammunition for recreational shooters, hunters, law enforcement agencies and the U.S. Armed Forces. During 2011, Winchester was awarded the U.S. Army’s “Second Source” ammunition contract, which has the potential to generate $300 million of sales over five years. The contract provides for the production of .50 caliber, 5.56 millimeter, and 7.62 millimeter ammunition. In 2011, the U.S. Army also awarded Winchester a new five-year contract for 9mm NATO ammunition, which has the potential to generate $80 million of sales over five years.

In January 2012, Winchester announced it had formed a joint venture named U.S. Munitions, LLC with BAE Systems to submit a proposal for the operation and maintenance of the Lake City Army Ammunition Plant. The Lake City Army Ammunition Plant is the U.S. Army’s primary manufacturing location for small caliber ammunition. We believe U.S. Munitions, LLC provides the best opportunity for Winchester to participate in the Lake City competition. It is expected that a decision will be made during the fourth quarter of 2012 and that after a one-year transition period, the selected contractor will assume responsibility for the plant on October 1, 2013. This represents a long-term opportunity for Winchester.

Our legendary Winchester® product line includes all major gauges and calibers of shotgun shells, rimfire and centerfire ammunition for pistols and rifles, reloading components and industrial cartridges. We believe we are the leading U.S. supplier of small caliber commercial ammunition. In support of our continuous improvement initiatives, our manufacturing facilities in East Alton, IL, achieved ISO recertification to the ISO 9001:2008 standard in December 2009. Additionally, our facilities in Oxford, MS and Australia achieved ISO 9001:2008 recertification in 2011.

Winchester has strong relationships throughout the sales and distribution chain and strong ties to traditional dealers and distributors. Winchester has also built its business with key high volume mass merchants and specialty sporting goods retailers. We have consistently developed industry-leading ammunition. In 2009, Winchester was named “Ammunition Manufacturer of the Year” for the second consecutive year by the National Association of Sporting Goods Wholesalers and Winchester was recognized by wholesaler Big Rock Sports as its 2009 “Hunting/Shooting Vendor of the Year.”

Winchester has consistently developed industry-leading ammunition. In 2011, Winchester ammunition products received numerous industry recognitions, including: Winchester® Blind Side® waterfowl loads received the 2011 “Best of the Best” award from Field & Stream magazine, were selected as “Top Choice” for duck hunting in Field & Stream’s “Ultimate Shotshell Guide,” were named “Editor’s Choice” as the top overall ammo in Outdoor Life’s 2011 “Ammo of the Year” awards, and were recommended to ammunition retailers as “a best bet to make the register ring” by the editors of SHOT Business. In addition, Winchester® Power-Core 95/5™ Lead-Free Big Game Cartridges received the 2011 “Best of the Best” award from Field & Stream magazine, the Winchester® .17HMR Varmint Lead-Free round was awarded Top Rimfire Ammo in Outdoor Life’s 2011 “Ammo of the Year” awards, and Field & Stream’s 2011 “Ultimate Shotshell Guide” named Winchester® AA® Heavy Target Loads the “Top Choice” for upland bird hunting.

Winchester purchases raw materials such as copper-based strip and ammunition cartridge case cups and lead from vendors based on a conversion charge or premium. These conversion charges or premiums are in addition to the market prices for metal as posted on exchanges such as the Commodity Exchange, or COMEX, and London Metals Exchange, or LME. Winchester’s other main raw material is propellant, which is purchased predominantly from one of the United States’ largest propellant suppliers.

On November 3, 2010, we announced that we had made the decision to relocate the Winchester centerfire pistol and rifle ammunition manufacturing operations from East Alton, IL to Oxford, MS. In October 2011, we opened the new centerfire production facility in Oxford, MS and the pistol ammunition manufacturing equipment is in the process of being relocated and started up in Oxford, MS. During 2011, Winchester began manufacturing pistol ammunition in Oxford, MS. This relocation, when completed, is forecast to reduce Winchester’s annual operating costs by approximately $30 million. We currently expect to complete this relocation by the end of 2015. Once completed, Winchester expects to have the most modern centerfire ammunition production facility in North America.

The following table lists products and services of our Winchester business, with principal products on the basis of annual sales highlighted in bold face.

Products & Services	Major End Uses	Plants & Facilities	Major Raw Materials & Components for Products/Services
Winchester® sporting ammunition (shot-shells, small caliber centerfire & rimfire ammunition)	Hunters & recreational shooters, law enforcement agencies	East Alton, IL Oxford, MS Geelong, Australia	brass, lead, steel, plastic, propellant, explosives

Small caliber military ammunition	Infantry and mounted weapons	East Alton, IL Oxford, MS	brass, lead, propellant, explosives

Industrial products (8 gauge loads & powder-actuated tool loads)	Maintenance applications in power & concrete industries, powder-actuated tools in construction industry	East Alton, IL Oxford, MS Geelong, Australia	brass, lead, plastic, propellant, explosives

Our Strengths

Leading Market Positions

Chlor Alkali. We are the third largest North American chlor alkali producer by production volume and the largest North American producer of industrial bleach with a current capacity of 340 million gallons.

Winchester. Winchester ammunition has been a brand recognized for high quality and reliability since 1866. We are one of the three largest manufacturers in the United States of commercial small caliber ammunition for recreational shooters, hunters, law enforcement agencies and the U.S. Armed Forces.

Growth in Premium-Priced Chlor Alkali Co-Products

Industrial bleach uses both chlorine and caustic soda in an ECU ratio and commands a $100-$200 per ton price premium over ECU netbacks. Historically, demand for bleach has been more resistant to macroeconomic cycles compared with other commodity chemicals, and the regional nature of the bleach business benefits from our geographic diversity. Our recent investment in the Niagara Falls, Henderson and McIntosh low salt, high strength bleach facilities is expected to increase our existing bleach capacity by 50%, as well as double the concentration of the bleach we currently manufacture.

Favorable Industry Dynamics

Chlor Alkali. A greater supply of domestic shale gas and associated natural gas liquids in North America has resulted in lower natural gas costs, providing a significant advantage to the North American chlor-alkali industry as compared to chlor alkali producers overseas.

Winchester. Recent military contract awards for small-caliber ammunition have supported military sales, while commercial sales are being supported by an uncertain macroeconomic environment, which creates insecurities about personal safety.

Our Strategies

Chlor Alkali Products

Continued Role as a Preferred Supplier to Merchant Market Customers. Based on our market research, we believe our Chlor Alkali Products business is viewed as a preferred supplier by our merchant market customers. We will continue to focus on providing quality customer service support and developing relationships with our valued customers.

Pursue Incremental Expansion Opportunities. We have invested in capacity and product upgrades in our chemically processed salt, hydrochloric acid, bleach, potassium hydroxide and hydrogen businesses. These expansions increase our captive use of chlorine while increasing the sales of these co-products. These businesses provide opportunities to upgrade chlorine and caustic soda to higher value-added applications. We also have the opportunity, when business conditions permit, to pursue incremental chlorine and caustic soda expansions at our SunBelt and St. Gabriel, LA facilities.

Winchester

Leverage Existing Strengths. Winchester plans to seek new opportunities to leverage the Winchester brand name and will continue to offer a full line of ammunition products to the markets we serve, with specific focus on investments that lower our costs and that make Winchester ammunition the retail brand of choice.

Focus on Product Line Growth. With a long record of pioneering new product offerings, Winchester has built a strong reputation as an industry innovator. This includes the introduction of reduced-lead and non-lead products, which are growing in popularity for use in indoor shooting ranges and for outdoor hunting.

Recent Developments

Proposed Acquisition

On July 17, 2012, we entered into a stock purchase agreement (the “Acquisition Agreement”) with the stockholders of K. A. Steel Chemicals Inc. (“KA Steel”), as sellers, KA Steel and Robert F. Steel, as sellers’ representative. Pursuant to the Acquisition Agreement, Olin will purchase all of the outstanding shares of common stock of KA Steel (the “Acquisition”) on a cash-free, debt-free basis, for $328 million in cash, subject to certain adjustments. Upon consummation of the Acquisition, KA Steel will become a wholly owned subsidiary of Olin. The closing of the acquisition is conditioned upon receipt of regulatory approval and other customary closing conditions and is expected to occur by the end of the third quarter of 2012.

KA Steel is one of the largest distributors of caustic soda in North America and one of the leading bleach manufacturers in the midwest. In 2011, KA Steel generated revenues of $435 million and net income of $18 million.

Our Address

Our principal executive offices are located at 190 Carondelet Plaza, Suite 1530, Clayton, MO, 63105. Our telephone number is (314) 480-1400.

The Offering

The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes” and to the section entitled “Description of Debt Securities” in the accompanying base prospectus.

Issuer	Olin Corporation.

Notes Offered	$200 million aggregate principal amount of senior notes due 2022.

Maturity	August 15, 2022.

Interest Rate and Payment Dates	5.50% per annum; payable semiannually on February 15 and August 15 of each year, commencing February 15, 2013.

Guarantees	None.

Ranking	The notes will be general unsecured obligations of Olin Corporation. As a result, the notes will rank:

•

equally in right of payment with all existing and future senior debt of Olin Corporation, including, among others, our 6.500% senior notes due 2013, our 6.750% senior notes due 2016 and our 8.875% senior notes due 2019;

•	senior in right of payment to all future debt of Olin Corporation that is by its terms expressly subordinated to the notes;

•	effectively subordinated to any future secured debt of Olin Corporation to the extent of the assets securing such debt; and

•	structurally junior to any debt or obligations of subsidiaries of Olin Corporation.

Release Conditions; Special Mandatory Redemption	Unless the Acquisition is consummated concurrently with or prior to the consummation of this offering, an amount equal to the gross proceeds from this offering will be placed in a segregated account, together with additional cash in an amount sufficient to redeem the notes on the latest possible special mandatory redemption date at a redemption price equal to the aggregate initial offering price of the notes as shown on the cover page of this prospectus supplement, together with accrued interest on the notes from the issuance date up to, but not including, the special mandatory redemption date. The proceeds will be released to us upon the earliest of the substantially contemporaneous closing of the Acquisition, the termination of the Acquisition Agreement and November 20, 2012. Subject to certain conditions, we will use the proceeds and cash on hand to consummate the Acquisition. If the Acquisition is not consummated by November 20, 2012 or if the Acquisition Agreement is terminated prior to such date, then we will be required to redeem the notes at the aggregate initial offering price of the notes as shown on the cover page of this prospectus supplement together with accrued interest on the notes from the issuance date up to, but not including, the applicable special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption.”

Optional Redemption	We may redeem the notes, in whole or in part, at a “make-whole” redemption price plus accrued and unpaid interest as described under “Description of Notes—Optional Redemption.”

Change of Control	If we experience a Change in Control Repurchase Event (as defined in “Description of Notes—Change of Control), we will be required, unless we have exercised our right to redeem the notes, to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes—Change of Control.”

Absence of An Established Market for the Notes	The notes are a new issue of securities and currently there is no market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so. The underwriters may discontinue any market–making in the notes at any time in their sole discretion.

Use of Proceeds	We expect to use the net proceeds of this offering to finance a portion of the purchase price for the Acquisition and/or for general corporate purposes, which may include working capital, repayment of existing indebtedness, capital expenditures and acquisitions.

Risk Factors

Before investing in the notes, you should carefully consider the information under “Risk Factors” beginning on page S-18 of this prospectus supplement as well as all other information included in this prospectus, including the information in the documents incorporated by reference into this prospectus.

Summary Historical Financial and Other Data

On February 28, 2011, we acquired PolyOne’s 50% interest in the SunBelt Chlor Alkali Partnership, which we refer to as SunBelt. Since the date of acquisition, SunBelt’s results are no longer included in earnings of non-consolidated affiliates but are included in our consolidated financial results and selected financial data. The summary historical financial and other data for the six months ended June 30, 2011 and 2012 have been derived from our unaudited condensed financial statements incorporated by reference in this prospectus. The summary historical financial and other data at and for and the years ended December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. Interim results may not be indicative of full year results. The statement of operations data for the twelve months ended June 30, 2012 has been derived by adding the statement of operations data for the year ended December 31, 2011, to the statement of operations data for the six months ended June 30, 2012, and subtracting the statement of operations data for the six months ended June 30, 2011.

You should read the following summary historical financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and condensed financial statements and related notes incorporated by reference in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2012
	2009	2010	2011	2011	2012
	($ in millions)
Statement of Operations:
Sales	$1,532	$1,586	$1,961	$965	$1,016	$2,012
Cost of Goods Sold	1,223	1,350	1,574	773	784	1,585
Selling and Administration	135	135	161	82	89	168
Restructuring Charges(1)	—	34	11	3	4	12
Other Operating Income	9	2	9	2	—	7

Operating Income	183	69	224	109	139	254
Earnings of Non-consolidated Affiliates	38	30	10	8	1	3
Interest Expense(2)	12	25	30	15	12	27
Interest Income	1	1	1	1	1	1
Other Income (Expense)(3)	—	2	175	181	(5)	(11)

Income before Taxes	210	77	380	284	124	220
Income Tax Expense	74	12	138	108	38	68

Net Income	$136	$65	$242	$176	$86	$152

Statement of Comprehensive Income(4):
Net Income	$136	$65	$242	$176	$86	$152
Other Comprehensive Income, Net of Tax:
Foreign Currency Translation Adjustment	5	1	1	2	—	(1)
Unrealized Gains (Losses) on Derivative Contracts	36	—	(17)	(6)	1	(10)
Pension and Postretirement Liability Adjustment	(27)	(26)	(29)	—	—	(29)
Amortization of Prior Service Costs and Actuarial Losses	7	11	12	6	8	14

Total Other Comprehensive Income, Net of Tax	21	(14)	(33)	2	9	(26)

Comprehensive Income	$157	$51	$209	$178	$95	$126

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2012
	2009	2010	2011	2011	2012
	($ in millions)
Financial Position (at end of period):
Working Capital(5)	$91	$33	$76	$112	$162
Property, Plant and Equipment, Net	695	675	885	781	961
Total Assets	1,932	2,049	2,450	2,465	2,486
Long-Term Debt	398	418	524	494	504
Shareholders’ Equity	822	830	986	988	1,048

Selected Financial Data:
EBITDA(6)	$293	$188	$508	$347	$187	$348
Adjusted EBITDA(6)	$293	$186	$333	$166	$192	$359
Capital Expenditures	138	85	201	63	146	284
Depreciation and Amortization	72	87	99	49	52	102

Segment Data(7):
Sales:
Chlor Alkali	$964	$1,037	$1,389	$680	$723	$1,432
Winchester	568	549	572	285	293	580

Total Sales	$1,532	$1,586	$1,961	$965	$1,016	$2,012

Income before Taxes:
Chlor Alkali Products	$125	$117	$245	$118	$149	$276
Winchester	69	63	38	24	23	37
Corporate/Other	18	(83)	(58)	(27)	(32)	(63)
Other Operating Income	9	2	9	2	—	7
Interest Expense	(12)	(25)	(30)	(15)	(12)	(27)
Interest Income	1	1	1	1	1	1
Other Income (Expense)	—	2	175	181	(5)	(11)

Income before Taxes	$210	$77	$380	$284	$124	$220

Other Data:
Average ECU Netback(8)	$520	$475	$560	$540	$580	$585
Chlor Alkali Products Operating Rates(9)	70%	82%	80%	83%	80%	80%

(1)	Restructuring charges for the six months ended June 30, 2012 and 2011 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.
(2)	Interest expense was reduced by capitalized interest of $2.8 million and $0.4 million for the six months ended June 30, 2012 and 2011, respectively.
(3)	Other income (expense) for the six months ended June 30, 2012 and 2011 included $4.8 million and $0.9 million of expense for our earnout liability from the SunBelt acquisition. Other income (expense) for the six months ended June 30, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt. The income tax provision for the six months ended June 30, 2011 included a $76.0 million discrete deferred tax expense as a result of the remeasurement of the SunBelt investment. Other income for the year ended December 31, 2010 included a $1.4 million recovery from a $26.6 million investment in corporate debt securities, whose full value was written off in 2008.
(4)

Effective January 1, 2012, Olin adopted the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) No. 2011-05, “Presentation of Comprehensive Income,” as amended by ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of

Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” These updates revise the manner in which entities present comprehensive income in their financial statements. The information provided in this table revises historical information to illustrate the new presentation required by these updates for the years ended 2009, 2010, and 2011.
(5)	Working Capital includes Receivable, Inventories, Current Deferred Taxes, Other Current Assets; less, Current Installments of Long Term Debt, Accounts Payable and Accrued Liabilities, and excludes Cash and Cash Equivalents.
(6)	EBITDA is Net Income before Interest Expense, Interest Income, Income Tax Expense and Depreciation and Amortization expense. Adjusted EBITDA is EBITDA adjusted to exclude (i) a pretax gain resulting from a remeasurement of our previously held 50% equity interest in SunBelt and (ii) expense resulting from our earnout liability from the SunBelt acquisition. We believe that EBITDA and Adjusted EBITDA provide useful information regarding our ability to service our debt. EBITDA and Adjusted EBITDA are not measures of operating performance computed in accordance with generally accepted accounting principles, or GAAP, and should not be considered as an alternative to Net Income, as an indicator of operating performance, as an alternative to cash flow or as a measure of liquidity or profitability. In addition, EBITDA and Adjusted EBITDA as presented in this prospectus supplement may not be comparable to similarly titled items of other companies. A reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the periods indicated is as follows:

	Year Ended December 31,			Six Months Ended		Twelve Months Ended, June 30, 2012
	2009	2010	2011	June 30, 2011	June 30, 2012
	($ in millions)
Net Income	$136	$65	$242	$176	$86	$152
Interest Expense, Net	11	24	29	14	11	26
Income Tax Expense	74	12	138	108	38	68
Depreciation and Amortization	72	87	99	49	52	102

EBITDA	293	188	508	347	187	348
Deduct:
Other Income (Expense)(10)	—	2	175	181	(5)	(11)

Adjusted EBITDA	$293	$186	$333	$166	$192	$359

Our historical EBITDA and Adjusted EBITDA measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are (i) they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) they do not reflect changes in, or cash requirement for, our working capital needs; (iii) they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness; (iv) they do not reflect any income tax payments we may be required to make; (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements; (vi) they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows; (vii) they do not reflect the impact on earnings of certain charges resulting from matters we consider not to be indicative of our ongoing operations; and (viii) other companies may calculate these measures differently than we do because such measures do not have standardized definitions, which limits their usefulness as comparative measures.
(7)	We define segment earnings as Income before Interest Expense, Interest Income, Other Operating Income, Other Income (Expense), and Income Taxes and include the earnings of non-consolidated affiliates. Earnings of non-consolidated affiliates are included in segment results consistent with management’s monitoring of the operating segments.
(8)	Average ECU Netback is the average selling price of one ECU less freight costs and discounts to customers.
(9)	Operating rates are calculated by dividing Chlor Alkali Products total production by Chlor Alkali Products total capacity.
(10)	See footnote (3) above for additional information on “Other Income (Expense)”.

RISK FACTORS

You should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus before investing in the notes. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related To Our Business

Sensitivity to Global Economic Conditions and Cyclicality—Our operating results could be negatively affected during economic downturns.

The business of most of our customers, particularly our vinyl, urethanes, and pulp and paper customers, are, to varying degrees, cyclical and have historically experienced periodic downturns. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in some cases, lower average selling prices. Therefore, any significant downturn in our customers’ businesses or in global economic conditions could result in a reduction in demand for our products and could adversely affect our results of operations or financial condition.

Although we do not generally sell a large percentage of our products directly to customers abroad, a large part of our financial performance is dependent upon a healthy economy beyond North America. Our customers sell their products abroad. As a result, our business is affected by general economic conditions and other factors in Western Europe, South America and most of East Asia, particularly China and Japan, including fluctuations in interest rates, customer demand, labor and energy costs, currency changes, and other factors beyond our control. The demand for our customers’ products, and therefore, our products, is directly affected by such fluctuations. In addition, our customers could decide to move some or all of their production to lower cost, offshore locations, and this could reduce demand in North America for our products. We cannot assure you that events having an adverse effect on the industries in which we operate will not occur or continue, such as a downturn in the Western European, South American, Asian or world economies, increases in interest rates, or unfavorable currency fluctuations. Economic conditions in other regions of the world, predominantly Asia and Europe, can increase the amount of caustic soda produced and available for export to North America. The increased caustic soda supply can put downward pressure on our caustic soda prices, negatively impacting our profitability.

Cyclical Pricing Pressure—Our profitability could be reduced by declines in average selling prices of our products, particularly declines in the ECU netback for chlorine and caustic soda.

Our historical operating results reflect the cyclical and sometimes volatile nature of the chemical and ammunition industries. We experience cycles of fluctuating supply and demand in each of our business segments, particularly in Chlor Alkali Products, which result in changes in selling prices. Periods of high demand, tight supply and increasing operating margins tend to result in increases in capacity and production until supply exceeds demand, generally followed by periods of oversupply and declining prices. There have been capacity additions of approximately 1.8 million tons announced by Formosa Plastics Corporation, Shintech, Inc., Westlake Chemical Corporation, a Dow/Mitsui & Co. Ltd. joint venture, and K2 Pure Solutions. These announced capacity expansions are forecast by CMAI to come on line ratably over the next three years. In 2010, we announced plans to convert our Charleston, TN facility from 260,000 tons of mercury cell capacity to 200,000 tons of membrane capacity and our intention to reconfigure our Augusta, GA facility to discontinue chlor alkali manufacturing. We currently expect to complete the conversion and reconfiguration by the end of 2012. Together, these actions will reduce our overall chlor alkali production capacity by 160,000 ECUs. Another factor influencing demand and pricing for chlorine and caustic soda is the price of natural gas. Higher natural gas prices increase our customers’ and competitors’ manufacturing costs, and depending on the ratio of crude oil to natural gas prices, could make them less competitive in world markets. Continued expansion offshore, particularly in Asia, will continue to have an impact on the ECU values as imported caustic soda replaces some capacity in North America.

Price in the chlor alkali industry is the major supplier selection criterion. We have little or no ability to influence prices in this large commodity market. Decreases in the average selling prices of our products could have a material adverse effect on our profitability. For example, assuming all other costs remain constant and internal consumption remains approximately the same, a $10 per ECU selling price change equates to an approximate $18 million annual change in our revenues and pretax profit when we are operating at full capacity. While we strive to maintain or increase our profitability by reducing costs through improving production efficiency, emphasizing higher margin products, and by controlling transportation, selling and administration expenses, we cannot assure you that these efforts will be sufficient to offset fully the effect of possible decreases in pricing on operating results.

Because of the cyclical nature of our businesses, we cannot assure you that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in our operating results. We cannot assure you that the chlor alkali industry will not experience adverse trends in the future, or that our operating results and/or financial condition will not be adversely affected by them.

Our Winchester segment is also subject to changes in operating results as a result of cyclical pricing pressures, but to a lesser extent than the Chlor Alkali Products segment. Selling prices of ammunition are affected by changes in raw material costs and availability and customer demand, and declines in average selling prices of products of our Winchester segment could adversely affect our profitability.

Imbalance in Demand for Our Chlor Alkali Products—A loss of a substantial customer for our chlorine or caustic soda could cause an imbalance in demand for these products, which could have an adverse effect on our results of operations.

Chlorine and caustic soda are produced simultaneously and in a fixed ratio of 1.0 ton of chlorine to 1.1 tons of caustic soda. The loss of a substantial chlorine or caustic soda customer could cause an imbalance in demand for our chlorine and caustic soda products. An imbalance in demand may require us to reduce production of both chlorine and caustic soda or take other steps to correct the imbalance. Since we cannot store large quantities of chlorine, we may not be able to respond to an imbalance in demand for these products as quickly or efficiently as some of our competitors. If a substantial imbalance occurred, we would need to reduce prices or take other actions that could have a negative impact on our results of operations and financial condition.

Environmental Costs—We have ongoing environmental costs, which could have a material adverse effect on our financial position or results of operations.

The nature of our operations and products, including the raw materials we handle, exposes us to the risk of liabilities or claims with respect to environmental matters. In addition, we are party to various governmental and private environmental actions associated with past manufacturing facilities and former waste disposal sites. We have incurred, and expect to incur, significant costs and capital expenditures in complying with environmental laws and regulations.

The ultimate costs and timing of environmental liabilities are difficult to predict. Liabilities under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. We could incur significant costs, including cleanup costs, natural resource damages, civil or criminal fines and sanctions and third-party lawsuits claiming, for example, personal injury and/or property damage, as a result of past or future violations of, or liabilities under, environmental or other laws.

In addition, future events, such as changes to or more rigorous enforcement of environmental laws, could require us to make additional expenditures, modify or curtail our operations and/or install pollution control equipment.

Accordingly, it is possible that some of the matters in which we are involved or may become involved may be resolved unfavorably to us, which could materially adversely affect our financial position or results of operations.

Litigation and Claims—We are subject to litigation and other claims, which could cause us to incur significant expenses.

We are a defendant in a number of pending legal proceedings relating to our present and former operations. These include proceedings alleging injurious exposure of plaintiffs to various chemicals and other substances (including proceedings based on alleged exposures to asbestos). Frequently, such proceedings involve claims made by numerous plaintiffs against many defendants. However, because of the inherent uncertainties of litigation, we are unable to predict the outcome of these proceedings and therefore cannot determine whether the financial impact, if any, will be material to our financial position or results of operations.

Security and Chemicals Transportation—New regulations on the transportation of hazardous chemicals and/or the security of chemical manufacturing facilities and public policy changes related to transportation safety could result in significantly higher operating costs.

The chemical industry, including the chlor alkali industry, has proactively responded to the issues related to national security and environmental concerns by starting new initiatives relating to the security of chemicals industry facilities and the transportation of hazardous chemicals in the United States. Government at the local, state, and federal levels could implement new regulations that would impact the security of chemical plant locations and the transportation of hazardous chemicals. Our Chlor Alkali business could be adversely impacted by the cost of complying with any new regulations. Our business also could be adversely affected if an incident were to occur at one of our facilities or while transporting product. The extent of the impact would depend on the requirements of future regulations and the nature of an incident, which are unknown at this time.

Effects of Regulation—Changes in legislation or government regulations or policies, including tax policies, could have a material adverse effect on our financial position or results of operations.

Legislation that may be passed by Congress or other legislative bodies or new regulations that may be issued by federal and other administrative agencies could significantly affect the sales, costs and profitability of our business. The chemical and ammunition industries are subject to legislative and regulatory actions, which could have a material adverse effect on our financial position or results of operations.

Credit and Capital Market Conditions—Adverse conditions in the credit and capital markets may limit or prevent our ability to borrow or raise capital.

While we believe we have facilities in place that should allow us to borrow funds as needed, adverse conditions in the credit and financial markets could prevent us from obtaining financing, if the need arises. Our ability to invest in our businesses and refinance or repay maturing debt obligations could require access to the credit and capital markets and sufficient bank credit lines to support cash requirements. If we are unable to access the credit and capital markets, we could experience a material adverse effect on our financial position or results of operations.

Information Security—A failure of our information technology systems, or an interruption in their operation, could have a material adverse effect on our business, financial condition or results of operations.

Our operations are dependent on our ability to protect our information systems, computer equipment and information databases from systems failures. We rely on our information technology systems generally to manage the day-to-day operation of our business, operate elements of our chlor alkali manufacturing facilities, manage relationships with our customers, fulfill customer orders, and maintain our financial and accounting records. Failures of our information technology systems could be caused by internal or external events, such as incursions by intruders or hackers, computer viruses, failures in hardware or software, power fluctuations or cyber-attacks. The failure of our information technology systems to perform as anticipated for any reason or any significant breach of security could disrupt our business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, increased costs or loss of important information, any of which could have a material adverse effect on our business, financial condition or results of operations. We have technology and information security processes and disaster recovery plans in place to mitigate our risk to these vulnerabilities. However, these measures may not be adequate to ensure that our operations will not be disrupted, should such an event occur.

Production Hazards—Our facilities are subject to operating hazards, which may disrupt our business.

We are dependent upon the continued safe operation of our production facilities. Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products and ammunition, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unexpected utility disruptions or outages, unscheduled downtime and environmental hazards. From time to time in the past, we have had incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. Some of our products involve the manufacture and/or handling of a variety of explosive and flammable materials. Use of these products by our customers could also result in liability if an explosion, fire, spill or other accident were to occur. We cannot assure you that we will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations.

Cost Control—Our profitability could be reduced if we continue to experience increasing raw material, utility, transportation or logistics costs, or if we fail to achieve our targeted cost reductions.

Our operating results and profitability are dependent upon our continued ability to control, and in some cases further reduce, our costs. If we are unable to do so, or if costs outside of our control, particularly our costs of raw materials, utilities, transportation and similar costs, increase beyond anticipated levels, our profitability will decline.

For example, our Chlor Alkali product transportation costs, particularly railroad shipment costs, are a significant portion of our cost of sales, and have been increasing over the past several years. If the cost increases continue, and we are unable to control those costs or pass the increased costs on to customers, our profitability in our Chlor Alkali business would be negatively affected. Similarly, costs of commodity metals and other materials used in our Winchester business, such as copper and lead, can vary. If we experience significant increases in these costs and are unable to raise our prices to offset the higher costs, the profitability in our Winchester business would be negatively affected.

Pension Plans—The impact of declines in global equity and fixed income markets on asset values and any declines in interest rates used to value the liabilities in our pension plans may result in higher pension costs and the need to fund the pension plans in future years in material amounts.

Under Accounting Standard Codification 715 “Compensation–Retirement Benefits”, formerly Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” we recorded an after-tax charge of $29.0 million ($46.8 million pretax) to shareholders’ equity as of December 31, 2011 for our pension and other postretirement plans. This charge reflected a 40-basis point decrease in the plans’ discount rate and an unfavorable actuarial assumption change related to mortality tables, partially offset by the favorable performance on plan assets during 2011. In 2010, we recorded an after-tax charge of $26.0 million ($42.3 million pretax) to shareholders’ equity as of December 31, 2010 for our pension and other postretirement plans. This charge reflected a 45-basis point decrease in the plans’ discount rate, partially offset by the favorable performance on plan assets during 2010. In 2009, we recorded an after-tax charge of $27.3 million ($41.7 million pretax) to shareholders’ equity as of December 31, 2009 for our pension and other postretirement plans. This charge reflected a 50-basis point decrease in the plans’ discount rate, partially offset by the favorable performance on plan assets during 2009. The non-cash charges to shareholders’ equity do not affect our ability to borrow under our senior revolving credit facility.

The determinations of pension expense and pension funding are based on a variety of rules and regulations. Changes in these rules and regulations could impact the calculation of pension plan liabilities and the valuation of pension plan assets. They may also result in higher pension costs, require additional financial statement disclosure and accelerate the need to fully fund the pension plan. During the third quarter of 2006, the “Pension Protection Act of 2006” became law, amended by “The Worker, Retiree, and Employer Recovery Act,” during the fourth quarter of 2008. Among the stated objectives of the laws were the protection of both pension beneficiaries and the financial health of the Pension Benefit Guaranty Corporation (“PBGC”). To accomplish these objectives, the new laws required sponsors to fund defined benefit pension plans earlier than previous requirements and to pay increased PBGC premiums. The laws require defined benefit pension plans to be fully funded for 2011. Based on our plan assumptions and estimates, we will not be required to make any cash contributions to the domestic defined benefit pension plan at least through 2013. We do have a small Canadian defined benefit pension plan to which we made $0.4 million and $0.5 million of cash contributions for the six months ended June 30, 2012 and 2011, respectively, and we anticipate less than $2 million of cash contributions in 2012. At December 31, 2011, the market value of assets in our qualified defined benefit pension plans of $1,906.9 million exceeded the projected benefit obligation by $19.2 million.

In addition, the impact of declines in global equity and fixed income markets on asset values may result in higher pension costs and may increase and accelerate the need to fund the pension plans in future years. For example, holding all other assumptions constant, a 100-basis point decrease or increase in the assumed rate of return on plan assets would have decreased or increased, respectively, the 2011 defined benefit pension plans income by approximately $16.3 million.

Holding all other assumptions constant, a 50-basis point decrease in the discount rate used to calculate pension income for 2011 and the projected benefit obligation as of December 31, 2011 would have decreased pension income by $0.5 million and increased the projected benefit obligation by $97.0 million. A 50-basis point increase in the discount rate used to calculate pension income for 2011 and the projected benefit obligation as of December 31, 2011 would have increased pension income by $1.9 million and decreased the projected benefit obligation by $99.0 million.

Labor Matters—We cannot assure you that we can conclude future labor contracts or any other labor agreements without work stoppages.

Various labor unions represent a majority of our hourly-paid employees for collective bargaining purposes. The following labor contract is scheduled to expire in 2012:

Location	Number of Employees	Expiration Date
Becancour (Chlor Alkali)	130	December 30, 2012

While we believe our relations with our employees and their various representatives are generally satisfactory, we cannot assure that we can conclude this labor contract or any other labor agreements without work stoppages and cannot assure that any work stoppages will not have a material adverse effect on our business, financial condition, or results of operations.

Risks Related To Our Indebtedness And The Notes

Indebtedness—Our indebtedness could adversely affect our financial condition and limit our ability to grow and compete, which could prevent us from fulfilling our obligations under our indebtedness.

As of June 30, 2012, and without giving effect to this offering, we had $527.5 million of indebtedness outstanding, including $11.6 million representing unrecognized gains related to interest rate swaps. This outstanding indebtedness does not include our $265.0 million Senior Revolving Credit Facility of which we had $232.3 million available as of June 30, 2012 after taking into account $32.7 million of letters of credit issued under a $110 million letter of credit subfacility. At June 30, 2012, $23.6 million of our indebtedness was due within one year.

Our indebtedness could adversely affect our financial condition and limit our ability to fund working capital, capital expenditures and other general corporate purposes, to accommodate growth by reducing funds otherwise available for other corporate purposes, and to compete, which in turn could prevent us from fulfilling our obligations under our indebtedness. In addition, our indebtedness could make us more vulnerable to any continuing downturn in general economic conditions and reduce our ability to respond to changing business and economic conditions. Despite our level of indebtedness, the terms of our Senior Revolving Credit Facility and our existing indentures permit us to borrow additional money. The indenture governing the notes will not contain restrictions on the incurrence of additional debt, and we could incur substantial additional debt. If we borrow more money, the risks related to our indebtedness could increase.

Credit Facilities—Weak industry conditions could affect our ability to comply with the financial maintenance covenants in our Senior Revolving Credit Facility and certain tax-exempt bonds.

Our Senior Revolving Credit Facility includes certain financial maintenance covenants requiring us to not exceed a maximum leverage ratio and to maintain a minimum coverage ratio. During the fourth quarter of 2010, $153.0 million of Gulf Opportunity Zone Act of 2005 (“Go Zone”) and American Recovery and Reinvestment Act of 2009 (“Recovery Zone”) tax-exempt bonds sponsored by Alabama, Mississippi and Tennessee were issued with final maturities of between 2024 and 2035. The financial covenants in the credit agreements associated with the Go Zone and Recovery Zone bonds mirror those in our Senior Revolving Credit Facility.

Depending on the magnitude and duration of chlor alkali cyclical downturns, including deterioration in prices and volumes, there can be no assurance that we will continue to be in compliance with these ratios. If we failed to comply with either of these covenants in a future period and were not able to obtain waivers from the lenders thereunder, we would need to refinance our current Senior Revolving Credit Facility and the Go Zone and Recovery Zone bonds. However, there can be no assurance that such refinancing would be available to us on terms that would be acceptable to us or at all.

Debt Service—We may not be able to generate sufficient cash to service our debt, which may require us to refinance our indebtedness or default on our scheduled debt payments.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. We cannot assure you that our business will generate sufficient cash flow from operations. If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.

Credit and Capital Market Conditions—Adverse conditions in the credit and capital markets may limit or prevent our ability to borrow or raise capital.

While we believe we have credit facilities in place that should allow us to borrow funds as needed, adverse conditions in the credit and financial markets could prevent us from obtaining financing, if the need arises. Our ability to invest in our businesses and refinance maturing debt obligations could require access to the credit and capital markets and sufficient bank credit lines to support cash requirements. If we are unable to access the credit and capital markets, we could experience a material adverse effect on our financial position or results of operations.

An active trading market for the notes may not develop or, if developed, be maintained.

We do not intend to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but the underwriters are under no obligation to do so and may discontinue any such activities at any time. We cannot assure you that an active trading market will develop or be maintained for the notes. If an active trading market does develop for the notes, the notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our financial performance and other factors. In addition, there may be a limited number of buyers when you decide to sell your notes. This may affect the price, if any, offered for your notes or your ability to sell your notes when desired or at all.

We may be unable to redeem the notes in the event of a special mandatory redemption.

If the Acquisition is not consummated on or prior to November 20, 2012 or if the Acquisition Agreement is terminated at any time prior to November 20, 2012, we will be required to redeem the notes at a redemption price equal to the aggregate initial offering price of the notes as shown on the cover page of this prospectus supplement, together with accrued interest on the notes from the issuance date up to, but not including, the applicable special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption.” Although the gross proceeds of this offering and an amount of cash equal to the interest that will accrue on the notes from the date of the initial issuance to, but excluding, the tenth business day after November 20, 2012 will initially be placed in a segregated account, holders of the notes will not have a security interest, lien or claim of any kind with respect to those funds. When the funds on deposit are released to Olin they will be available for use without restriction of any kind. See “Description of Notes—Use of Proceeds; Release Conditions.” In the event of a special mandatory redemption, there is no assurance that we will have sufficient funds to redeem any or all of the notes.

In the event of a special mandatory redemption, holders of the notes may not obtain their expected return.

The Acquisition is subject to various closing conditions many of which are beyond our control. If we are unable to consummate the Acquisition within the timeframe set forth under “Description of Notes—Special Mandatory Redemption” and we redeem the notes pursuant to a special mandatory redemption, holders of the notes may not obtain their expected return on such notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return.

Holders of the notes will have no rights under the special mandatory redemption provisions of the notes as long as the Acquisition is consummated within the timeframe set forth under “Description of Notes—Special Mandatory Redemption”. In addition, holders of the notes will not have any right to require us to repurchase their notes if between the closing of this offering and the consummation of the Acquisition we or KA Steel experience any changes, including any material changes, in our businesses or financial condition (other than a Change of Control Repurchase Event (as defined in “Description of Notes”) with respect to Olin), or if the terms of the Acquisition Agreement change, including in material respects.

Payment of principal and interest on the notes will be effectively subordinated to any future secured debt we may incur to the extent of the value of the assets securing such debt.

The notes will be effectively subordinated to claims of our secured creditors to the extent of the value of the assets securing such claims. The indenture governing the notes will permit us to incur secured debt subject to certain restrictions. These restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, secured debt incurred in compliance with these restrictions could be substantial. Holders of our future secured obligations, if any, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, the assets of Olin Corporation will be available to pay obligations on the notes only after holders of its senior secured debt, if any, have been paid the value of the assets securing such obligations. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

The notes will not be guaranteed by our subsidiaries and will be structurally subordinated to all liabilities of our subsidiaries.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to indebtedness and other liabilities of our subsidiaries. We conduct most of our business at Olin Corporation. However, the Pioneer business, acquired in 2007, is operated through subsidiaries and the SunBelt business, of which we previously had a 50% joint venture interest, is now wholly owned and operated through subsidiaries. The indenture governing the notes offered hereby will not restrict the ability of our subsidiaries to incur indebtedness or other liabilities, and any indebtedness and liabilities of our subsidiaries will be structurally senior to the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors and holders of other claims will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of those subsidiaries will be made available for distribution to us.

Our debt instruments may impose operating and financial restrictions on us, which could limit our financial and operating flexibility.

Certain of our current indebtedness impose, and the terms of any future debt may impose, operating and other restrictions on us and many of our subsidiaries. See “Description of Certain Other Indebtedness” and “Description of Notes.” These restrictions will affect, and in many respects will limit or prohibit, our ability and our subsidiaries’ abilities to:

•	incur or guarantee additional indebtedness;

•	pay dividends, repurchase stock, prepay subordinated debt and make investments and other restricted payments;

•	create restrictions on the ability of our subsidiaries to pay dividends or make other payments;

•	engage in sale and leaseback transactions;

•	create liens;

•	enter into transactions with affiliates;

•	sell or merge with or into other companies; and

•	transfer or sell assets.

These restrictions could limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. In addition, these restrictions could adversely affect our ability to finance ongoing operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

We may not be able to purchase your notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of Notes”), we will be required to offer to purchase each holder’s notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a Change of Control Repurchase Event. The occurrence of a Change of Control could also constitute an event of default under any of our other debt agreements. See “Description of Notes—Change of Control”.

Our Senior Revolving Credit Facility, our 6.750% senior notes due 2016 and 8.875% senior notes due 2019 also contain change of control requirements. We may not have sufficient financial resources to purchase or repay all of such indebtedness upon a change of control. See “Description of Notes—Change of Control”.

Risks Related to the Acquisition

KA Steel will be subject to business uncertainties and contractual restrictions while the Acquisition is pending.

Uncertainty about the effect of the Acquisition on employees and customers of KA Steel may have an adverse effect on KA Steel’s business or our business. These uncertainties may cause customers of KA Steel to delay or defer decisions concerning KA Steel, which could negatively affect revenues, earnings and cash flow of KA Steel. Similarly, uncertainty regarding the completion of the Acquisition may foster uncertainty among employees of KA Steel. This may adversely affect KA Steel’s ability to retain and motivate key personnel, which could have an adverse effect on the KA Steel’s business as well as our business after the Acquisition.

The closing of the Acquisition is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on our business following the closing of the Acquisition.

Regulatory entities may impose conditions on the completion of the Acquisition or require changes to the terms of the Acquisition or impose restrictions on the conduct of our business following the closing of the Acquisition. Although we do not expect any such conditions, changes or restrictions to be imposed, there can be no assurance that they will not be, and such conditions, changes or restrictions, if imposed, could have the effect of delaying completion of the Acquisition, imposing additional costs on us or limiting our revenues following the completion of the Acquisition, any of which could have an adverse effect on our business following the completion of the Acquisition.

Although we expect that our acquisition of KA Steel will result in benefits to our business, we may not realize those benefits because of integration difficulties and other challenges.

The success of our acquisition of KA Steel will depend in large part on the ability of management to realize the anticipated benefits from combining the businesses of Olin and KA Steel. To realize these anticipated benefits, the businesses of Olin and KA Steel must be successfully combined. Management may face significant challenges in consolidating the functions of Olin and KA Steel, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If KA Steel is not successfully integrated into Olin, the anticipated benefits of the Acquisition may not be realized fully or at all or may take longer to realize than expected. The integration may also be complex and time consuming and require substantial resources and effort. The integration process and other disruptions resulting from the Acquisition may disrupt each company’s ongoing businesses and/or adversely affect relationships with employees, regulators and others with whom the companies have businesses or dealings.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. As we have no shares of preferred stock outstanding as of the date of this prospectus, no ratio of earnings to fixed charges and preferred dividends is presented.

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011		2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	5.9x	8.5x	(2)	2.1x	5.6x	7.3x	4.1x

(1)	For purposes of calculating ratio of earnings to fixed charges, “earnings” consist of income before taxes (or income from continuing operations before taxes in applicable periods), plus fixed charges, as described below, and dividends received from non-consolidated affiliates, less capitalized interest and equity in income of non-consolidated affiliates. “Fixed charges” consist of interest expensed and capitalized and those portions of rent expense that are considered reasonable approximations of interest costs.
(2)	The “earnings” in the ratio of earnings to fixed charges for the fiscal year ended December 31, 2011 included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt Chlor Alkali Partnership.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $195.5 million, after deducting the underwriting discount and estimated offering expenses. We expect to use the net proceeds of this offering to pay a portion of the purchase price for the Acquisition and/or for general corporate purposes, which may include working capital, repayment of existing indebtedness, capital expenditures and acquisitions. Unless the Acquisition is consummated concurrently with or prior to the consummation of this offering, an amount equal to the gross proceeds from this offering will be placed in a segregated account, together with additional cash in an amount sufficient to redeem the notes on the latest possible special mandatory redemption date at a redemption price equal to the aggregate initial offering price of the notes as shown on the cover page of this prospectus supplement, together with accrued interest on the notes from the issuance date up to, but not including, the applicable special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption.” The funds in such account will be released to us upon the earliest of the consummation of the Acquisition, the termination of the Acquisition Agreement or November 20, 2012.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, long-term debt and capitalization as of June 30, 2012:

•	on an actual basis; and

•	as adjusted to give effect to the issuance of the notes and the estimated net proceeds therefrom (without giving effect to the use of such net proceeds).

The information set forth below should be read in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	June 30, 2012
	Actual	As Adjusted
	(in millions)
Cash and Cash Equivalents	$198.6	$394.1
Restricted Cash(1)	$25.4	$25.4

Senior Revolving Credit Facility(2)	—	—
6.500% Senior Notes due 2013	11.4	11.4
6.750% Senior Notes due 2016(3)	134.5	134.5
8.875% Senior Notes due 2019(4)	149.0	149.0
New Senior Notes due 2022—offered hereby	—	200.0
Variable-rate Go Zone and Recovery Zone bonds, due 2024	70.0	70.0
Variable-rate Recovery Zone bonds, due 2033	42.0	42.0
Variable-rate Recovery Zone bonds, due 2035	41.0	41.0
7.23% SunBelt Notes, due 2012-2017(5)	76.7	76.7
Industrial Development and Environmental Improvement Obligations, due 2025	2.9	2.9

Total Debt	527.5	727.5

Shareholders’ Equity	1,047.7	1,047.7

Total Capitalization	$1,575.2	$1,775.2

(1)	A portion of the proceeds from the Recovery Zone bonds remain with a trustee and are classified on our consolidated balance sheet as a noncurrent asset until such time as we request reimbursement of qualifying amounts used to fund capital projects in Alabama, Mississippi and Tennessee.
(2)	Provides for borrowings and letters of credit in an aggregate amount of $265 million. As of June 30, 2012, we had approximately $232.3 million available under the senior revolving credit facility, after taking into account $32.7 million of letters of credit that have been issued thereunder. See “Description of Certain Other Indebtedness—Senior Revolving Credit Facility.”
(3)	Includes impact of interest rate swaps of $9.5 million.
(4)	Includes unamortized discount of $1.0 million.
(5)	Includes impact of interest rate swaps of $2.2 million and unamortized fair value premium of $1.4 million.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the agreements summarized below. We or PolyOne, as the case may be, have previously filed with the SEC copies of the agreements summarized below. See “Where You Can Find More Information.” You should refer to those documents for the complete terms evidencing our material indebtedness.

As of June 30, 2011 and 2012, and December 31, 2009, 2010 and 2011, we were in compliance with all covenants and other restrictions under all of our outstanding credit agreements and no event of default has occurred that would permit the lenders under our outstanding credit agreements to accelerate the debt if not cured.

Senior Revolving Credit Facility

On April 27, 2012, we entered into a new $265 million five-year senior revolving credit facility (the “Senior Revolving Credit Facility”) with a syndicate of lenders and Wells Fargo Bank, National Association, as administrative agent. The Senior Revolving Credit Facility will expire in April 2017 and includes a $110 million letter of credit sub-facility and a $50 million Canadian sub-facility. We may, pursuant to the terms of the Senior Revolving Credit Facility increase the total facility amount to $365 million. The obligations under the Senior Revolving Credit Facility are obligations of Olin Corporation and Olin Canada ULC (formerly PCI Chemicals Canada Company/Société PCI Chimie Canada, “Olin Canada”), the Canadian borrower, and are unsecured. The obligations of Olin Canada under the Senior Revolving Credit Facility are guaranteed by Olin Corporation. Borrowings under the Senior Revolving Credit Facility will bear interest at a per annum floating rate equal to a “base rate”, “Eurodollar rate” or “Canadian Prime Rate” plus an interest rate spread determined by reference to a pricing grid based on Olin’s total leverage ratio.

Borrowings under the Senior Revolving Credit Facility are subject to the satisfaction of customary conditions, including the accuracy or representations and warranties and the absence of defaults.

The Senior Revolving Credit Facility includes various customary restrictive covenants, including a covenant requiring us to not have a ratio of debt to earnings before interest expense, taxes, depreciation and amortization (leverage ratio) that exceeds 4x and a covenant requiring us to maintain a minimum ratio of earnings before interest expense, taxes, depreciation and amortization to interest expense (coverage ratio) of at least 4x. Amounts borrowed under the Senior Revolving Credit Facility may be accelerated upon customary events of default, including non-payment of principal or interest, breaches of covenants, cross-defaults to other material debt and certain bankruptcy events.

6.75% Senior Notes due 2016

On June 26, 2006, we commenced an offer to exchange a new series of notes due in 2016 and cash for up to $125.0 million of our then outstanding 9.125% senior notes due 2011 (the “2011 Notes”). On July 11, 2006, we announced that approximately $160.0 million aggregate principal amount of the 2011 Notes had been validly tendered for exchange. Since more than $125.0 million of the 2011 Notes had been tendered, the new notes were issued on a pro rata basis in accordance with the terms of the exchange offer.

On July 28, 2006, we issued approximately $125.0 million aggregate principal amount of 6.75% senior notes due 2016 (the “2016 Notes”) and paid a premium of $18.8 million to the then existing note holders in exchange for $125.0 million aggregate principal amount of 2011 Notes. The 2016 Notes bear interest at a rate of 6.75% per year, payable semi-annually on June 15 and December 15 of each year, and will mature on June 15, 2016. The 2016 Notes are unsecured obligations and rank equally with our other senior indebtedness. The 2016 Notes are structurally subordinated to the debt and other liabilities of our subsidiaries.

We may, at any time and from time to time, redeem the 2016 Notes at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the present value of the Remaining Scheduled Payments (as defined in the indenture governing the 2016 Notes) being redeemed on the applicable redemption date, discounted to the applicable redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the Treasury Rate (as defined in the indenture governing the 2016 Notes) plus 30 basis points, plus, in each case, accrued and unpaid interest to the applicable redemption date. If we undergo a Change in Control Repurchase Event (as defined in the indenture governing the 2016 Notes), we will be required to offer to purchase all of the 2016 Notes from the holders.

7.23% Sunbelt Notes due 2012-2017

Pursuant to a note purchase agreement dated December 22, 1997, SunBelt sold $97.5 million of guaranteed senior secured notes due 2017, Series O (the “Series O Notes”), and $97.5 million of guaranteed senior secured notes due 2017, Series G (the “Series G Notes”, and together with the Series O Notes, the “SunBelt Notes”). The SunBelt Notes bear interest at a rate of 7.23% per annum, payable semiannually in arrears on June 22 and December 22 of each year.

We have guaranteed the Series O Notes and PolyOne has guaranteed the Series G Notes, in each case pursuant to a customary guarantee agreement. Our guarantee and PolyOne’s guarantee are several, and not joint. In connection with the acquisition of PolyOne’s 50% interest in SunBelt in February 2011, we agreed to indemnify PolyOne for any payments and other costs it makes or incurs under its guarantee of the Series G Notes to the extent any payments or other costs thereafter arise from a default or other breach under the Series G Notes. Therefore, we may ultimately be required to make payments to satisfy the Series G Notes. An insolvency or bankruptcy of PolyOne will not automatically trigger acceleration of the SunBelt Notes or cause us to be required to make payments under our guarantee of the Series O Notes, even if PolyOne is initially required to make payments under its guarantee. However, if SunBelt does not make timely payments on the SunBelt Notes, the holders of the SunBelt Notes may proceed against the assets of SunBelt for repayment.

Beginning on December 22, 2002 and each year through 2017, SunBelt is required to repay $12.2 million of the SunBelt Notes. In the event SunBelt cannot make any of these payments, we would ultimately be required to fund the payment on both the Series G Notes and the Series O Notes. In certain other circumstances, we may also be required to repay the SunBelt Notes prior to their maturity. We and PolyOne have agreed to use reasonable best efforts to obtain consent from holders of the SunBelt Notes for the transfer of PolyOne’s guarantee to Olin. If such consent is obtained and Olin assumes all of PolyOne’s obligations with respect to its guarantee of the Series G Notes, the indemnification obligations described above shall be of no further force and effect.

8.875% Senior Notes due 2019

On August 19, 2009, we issued $150 million aggregate principal amount of 8.875% senior notes due 2019 (the “2019 Notes”). The 2019 Notes bear interest at a rate of 8.875% per year, payable semi-annually in arrears on February 15 and August 15 of each year, and will mature on August 15, 2019. The 2019 Notes are unsecured obligations and rank equally with our other senior indebtedness. The 2019 Notes are structurally subordinated to the debt and other liabilities of our subsidiaries.

We may, at any time on or after August 15, 2014, redeem the 2019 Notes upon not less than 30 nor more than 60 days’ notice at a redemption price (expressed as a percentage of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Redemption Price
2014	104.438%
2015	102.958%
2016	101.479%
2017 and thereafter	100.000%

Prior to August 15, 2012, the Company may, with the net proceeds of one or more Qualified Equity Offerings (as defined in the indenture governing the 2019 Notes), redeem up to 35% of the aggregate principal amount of the outstanding 2019 Notes (including additional notes) at a redemption price equal to 108.875% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that at least 65% of the principal amount of 2019 Notes then outstanding (including additional notes) remain outstanding immediately after the occurrence of any such redemption (excluding 2019 Notes held by us or our subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Variable-rate Go Zone Bonds and Recovery Zone Bonds due 2024

On October 14, 2010, we completed a financing of tax-exempt bonds due 2024 (the “Variable-rate 2024 Bonds”) in an aggregate principal amount of $70 million. The Variable-rate 2024 Bonds include $50 million issued pursuant to the Gulf Opportunity Zone Act of 2005 and $20 million issued pursuant to the American Recovery and Reinvestment Act of 2009. The Variable-rate 2024 Bonds were issued by the Industrial Development Authority of Washington County, AL (“AL Authority”) pursuant to a trust indenture between the AL Authority and U. S. Bank National Association, as trustee. The Variable-rate 2024 Bonds were sold to PNC Bank, National Association (“PNC Bank”) as administrative agent for itself and a syndicate of participating banks, in a private placement under a Credit and Funding Agreement dated October 14, 2010, between us and PNC Bank. Proceeds of the bonds were loaned by the AL Authority to us under a loan agreement, whereby we are obligated to make loan payments to the AL Authority sufficient to pay all debt service and expenses related to the bonds. Our obligations under the loan agreement and related note bear interest at a fluctuating rate based on LIBOR. The financial covenants in the credit agreement mirror those in our Senior Revolving Credit Facility. The bonds may be tendered to us (without premium) periodically beginning November 1, 2015. The proceeds from the bonds are required to be used to fund capital project spending at our McIntosh, AL facility. As of June 30, 2012, less than $0.1 million of the drawn proceeds remain with the trustee and are classified as a noncurrent asset on our condensed balance sheet as restricted cash, until such time as we request reimbursement of qualifying amounts used for the capital project spending at our McIntosh, AL facility.

Variable-rate Recovery Zone Bonds due 2033

On December 9, 2010, we completed a financing of American Recovery and Reinvestment Act of 2009 (“Recovery Zone”) tax-exempt bonds totaling $42.0 million due 2033. The bonds were issued by the Mississippi Business Finance Corporation (“MS Finance”) pursuant to a trust indenture between MS Finance and U. S. Bank National Association, as trustee. The bonds were sold to PNC Bank as administrative agent for itself and a syndicate of participating banks, in a private placement under a Credit and Funding Agreement dated December 1, 2010, between us and PNC Bank. Proceeds of the bonds will be loaned by MS Finance to us under a loan agreement, whereby we are obligated to make loan payments to MS Finance sufficient to pay all debt service and expenses related to the bonds. Our obligations under the loan agreement and related note bear interest at a fluctuating rate based on LIBOR. The financial covenants in the credit agreement mirror those in our Senior Revolving Credit Facility. The bonds may be tendered to us (without premium) periodically beginning November 1, 2015. The proceeds from the bonds are required to be used to fund capital project spending for our ongoing relocation of the Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS. As of June 30, 2012, $14.1 million of the proceeds remain with the trustee and are classified as a noncurrent asset on our condensed balance sheet as restricted cash, until such time as we request reimbursement of qualifying amounts used for the Oxford, MS Winchester relocation.

Variable-rate Recovery Zone Bonds due 2035

On December 27, 2010, we completed a financing of Recovery Zone tax-exempt bonds totaling $41.0 million due 2035. The bonds were issued by the Industrial Development Board of the County of Bradley and the City of Cleveland, TN (“TN Authority”) pursuant to a trust indenture between the TN Authority and U. S. Bank National Association, as trustee. The bonds were sold to PNC Bank, as administrative agent for itself and a syndicate of participating banks, in a private placement under a Credit and Funding Agreement dated December 27, 2010, between us and PNC Bank. Proceeds of the bonds will be loaned by the TN Authority to us under a loan agreement, whereby we are obligated to make loan payments to the TN Authority sufficient to pay all debt service and expenses related to the bonds. Our obligations under the loan agreement and related note bear interest at a fluctuating rate based on LIBOR. The financial covenants in the credit agreement mirror those in our Senior Revolving Credit Facility. The bonds may be tendered to us (without premium) periodically beginning November 1, 2015. The proceeds from the bonds are required to be used to fund capital project spending for our Charleston, TN facility mercury cell conversion. As of June 30, 2012, $11.3 million of the proceeds remain with the trustee and are classified as a noncurrent asset on our condensed balance sheet as restricted cash, until such time as we request reimbursement of qualifying amounts used for the Charleston, TN facility mercury cell conversion.

DESCRIPTION OF NOTES

Olin Corporation (the “Company”) will issue 5.50% senior notes due 2022 (the “Notes”) under an indenture dated August 19, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”), as supplemented by a third supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among itself and U.S. Bank National Association, as trustee of the Notes (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This description of Notes is intended to be an overview of the material provisions of the Notes and the Indenture. Since this description of Notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. A copy of the Indenture is available upon request from the Company.

The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” When used in this section, the terms “Olin,” “the Company” “we,” “our” and “us” refer solely to Olin Corporation and not to its Subsidiaries.

General

The initial offering of the Notes will be for $200,000,000 in aggregate principal amount. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes, other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue (the “Additional Notes”). Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes. The Notes (and any Additional Notes) will constitute a series of debt securities under the Base Indenture. We may issue other series of debt securities under the Base Indenture.

Principal, Maturity and Interest

Interest on the Notes will be payable at 5.50% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on February 15 and August 15, commencing on February 15, 2013. The Company will make each interest payment to the Holders of record of the Notes as of the close of business on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the corporate trust office of the Trustee located at 60 Livingston Avenue, 1st Fl.—Bond Drop Window, St. Paul, Minnesota 55107, Attention Corporate Trust Services; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Ranking

Ranking of the Notes

The Notes will be general unsecured obligations of the Company. As a result, the Notes will rank:

•	equally in right of payment with all existing and future senior indebtedness of the Company;

•	senior in right of payment to any future indebtedness of the Company that is by its terms expressly subordinated to the Notes;

•	effectively subordinated to any secured indebtedness of the Company to the extent of the assets securing such indebtedness; and

•	structurally junior to any indebtedness or obligations of our Subsidiaries.

As of June 30, 2012, after giving effect to this offering, the Company and its Subsidiaries would have had total debt of approximately $727.5 million. In addition, as of June 30, 2012, the Company and its Subsidiaries would have had approximately $232.3 million of availability under the Senior Revolving Credit Facility after taking into account $32.7 million of letters of credit issued under a $110 million letter of credit subfacility.

On the Issue Date, the Notes will not be guaranteed by any Subsidiary of the Company. The Notes will be structurally subordinated to all liabilities and obligations of our Subsidiaries. Claims of creditors of our Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Company, including Holders of the Notes. We conduct most (but not all) of our business at Olin Corporation. However, the Pioneer business, acquired in 2007, is operated through Subsidiaries and the SunBelt business, of which we previously had a 50% joint venture interest, is now wholly owned and operated through Subsidiaries.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Use of Proceeds; Release Conditions

Unless the Acquisition is consummated concurrently with or prior to the consummation of this offering, the Proceeds (as defined below) will be placed in a segregated account of the Company until the satisfaction of the conditions described below. Pursuant to the Release Agreement, and subject to the prior sentence, the Company will deposit in a segregated account of the Company on the Issue Date the gross proceeds from this offering, together with additional cash in an amount sufficient to redeem the Notes on the latest possible Special Mandatory Redemption date at a redemption price equal to the aggregate initial offering price of the Notes as shown on the cover page of this prospectus supplement, together with accrued interest on the Notes from the Issue Date up to, but not including, the applicable date of the Special Mandatory Redemption described below (collectively, the “Proceeds”).

The Proceeds will be released from the segregated account and available for use by the Company upon delivery to the Agent of an officer’s certificate by the Company certifying as to the satisfaction of one of the following conditions (such date of delivery, the “Release Date”):

(1) the Acquisition has been consummated or will be consummated substantially contemporaneously with the release of the Proceeds to the Company;

(2) the Acquisition Agreement has been terminated; or

(3) neither of the requirements set forth in clause (1) or (2) above has been satisfied prior to November 20, 2012.

Special Mandatory Redemption

The Notes will be subject to a mandatory redemption (a “Special Mandatory Redemption”) in the event that either (i) the Acquisition is not consummated on or prior to November 20, 2012 or (ii) the Acquisition Agreement is terminated prior to November 20, 2012 (any such date, a “Trigger Date”). The Company will cause a notice of Special Mandatory Redemption to be mailed to each Holder at its registered address and to the

Trustee promptly, but in any event not later than five Business Days after the Trigger Date, and will redeem the Notes on the date specified in the notice of redemption (which shall be no later than five Business Days following the date of such notice). The aggregate redemption price for any Special Mandatory Redemption will be equal to the aggregate initial offering price of the Notes as shown on the cover page of this prospectus supplement, together with accrued interest on the Notes from the Issue Date up to, but not including, the date of the Special Mandatory Redemption.

Optional Redemption

We may redeem the Notes in whole at any time or in part from time to time, at our option, on at least 30 but not more than 60 days prior notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes and (ii) the present value of the Remaining Scheduled Payments (as defined below) on the Notes being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined below) plus 50 basis points; plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions of the Notes called for redemption and those Notes will cease to be outstanding.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Independent Investment Banker” means, with respect to any redemption, any of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. or Wells Fargo Securities, LLC (or any of their respective successors) as selected by us for such redemption.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC and their respective successors, and, at our option, other primary U.S. government securities dealers in New York City selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Change of Control

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes as described above, we will make an offer to each holder of Notes to repurchase all or any part (in multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another person or group may be uncertain.

The Company’s ability to pay cash to the Holders of Notes upon a Change of Control Repurchase Event may be limited by the Company’s then existing financial resources. Further, future agreements of the Company may contain prohibitions of certain events, including events that would constitute a Change of Control. If the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control Repurchase Event occurred at the same time as a change of control event under one or more of the Company’s other debt agreements, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be further limited by the Company’s then existing financial resources. See “Risk Factors—We may not be able to purchase your Notes upon a Change of Control Repurchase Event.”

Even if sufficient funds were otherwise available, the terms of the Credit Agreement may prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Credit Agreement or other indebtedness containing such restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations, resulting in a default under the Indenture.

Holders may not be entitled to require the Company to purchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest where the Board of Directors of the Company does not approve a dissident slate of directors but approves them as Continuing Directors, even if the Board of Directors of the Company initially opposed the directors.

The provisions of the Indenture will not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See “—Amendment, Supplement and Waiver.”

In addition, an offer to repurchase may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of launching the offer to repurchase.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. These covenants, and not the covenants described in the accompanying base prospectus, will be applicable to the Notes.

Limitations on Liens

(a) Neither we nor any Restricted Subsidiary will issue, assume or guarantee any Debt secured by a Mortgage upon any Principal Property or upon any shares of stock of any Restricted Subsidiary without effectively providing that the Notes, together with, if we so determine, any other indebtedness or obligation then existing or thereafter created, ranking equally with or prior to the Notes, shall be secured equally and ratably with, or, at our option, prior to, such Debt so long as such Debt shall be so secured, except that this restriction will not apply to:

(1) Mortgages existing on the date of the Indenture;

(2) Mortgages affecting property of a corporation existing at the time it becomes a Restricted Subsidiary or at the time it is merged into or consolidated with us or a Restricted Subsidiary;

(3) Mortgages:

•	on property existing at the time of acquisition thereof,

•	to secure payment of all or part of the purchase price thereof,

•	to secure Debt incurred prior to, at the time of or within 24 months after such acquisition for the purpose of financing all or part of the purchase price thereof, or

•	assumed or incurred in connection with the acquisition of property;

(4) Mortgages on property to secure all or part of the cost of repairing, altering, constructing, improving, exploring, drilling or developing such property, or to secure Debt incurred to provide funds for such purpose;

(5) Mortgages in connection with non-recourse Debt;

(6) Mortgages on current assets or other personal property, other than shares of stock or indebtedness of Subsidiaries, to secure loans maturing not more than one year from the date of the creation thereof or to secure any renewal thereof for not more than one year at any one time;

(7) Mortgages which secure indebtedness owing by a Restricted Subsidiary to us or another Subsidiary;

(8) Mortgages on property of any Restricted Subsidiary principally engaged in a financing or leasing business;

(9) Mortgages which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business; and

(10) any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any Mortgage referred to in the foregoing or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not, with respect to Mortgages referred to in clauses (1) through (4) above, exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced, plus improvements on such property.

(b) Notwithstanding the above provisions, we and any one or more Restricted Subsidiaries may, without securing the Notes, issue, assume or guarantee Debt secured by Mortgages which would not be permitted by the immediately preceding paragraph in an aggregate amount which, together with:

(1) the aggregate principal amount of all of our other Debt and Debt of our Restricted Subsidiaries that would not be permitted under the immediately preceding paragraph; and

(2) the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under this covenant or the proceeds of which have been applied in accordance with clause (a)(2) of the covenant described below under “—Limitation on Sale and Lease-Back Transactions” to the retirement of long-term indebtedness);

does not at the time exceed 10% of Consolidated Net Tangible Assets.

(c) For purposes of this covenant and the covenant described below under “—Limitation on Sale and Lease-Back Transactions”, the following are not considered Debt secured by a Mortgage:

(1) the sale or other transfer of any interest in property of the character commonly referred to as a “production payment”; and

(2) Mortgages in favor of governmental bodies to secure advance, progress or other payments pursuant to any contract or statute or indebtedness incurred for the purpose of financing the purchase price or cost of constructing or improving the property subject thereto to such Mortgage.

Limitation on Sale and Lease-Back Transactions

(a) We will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property, except for temporary leases for terms of not more than three years or between us or a Subsidiary and a Restricted Subsidiary, title to which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (such transaction, a “Sale and Lease-Back Transaction”), unless the proceeds of any such sale are at least equal to the fair value, as determined by our Board of Directors, of such property and either:

(1) we or such Restricted Subsidiary would be entitled to incur, assume or guarantee Debt secured by a Mortgage on the Principal Property to be leased without equally and ratably securing the Notes; or

(2) we apply an amount equal to the fair value of the property so leased to the retirement, within 90 days of the effective date of any such Sale and Lease-Back Transaction, of our long-term indebtedness which ranks prior to or on par with the Notes.

Sale and Lease-Back Transactions do not include arrangements with governmental bodies entered into for the purpose of financing the purchase price or the cost of constructing or improving the property subject thereto.

(b) Notwithstanding the provisions of the preceding paragraph (a), we or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction which would not be permitted under the immediately preceding paragraph (a) if the amount of the Attributable Debt in respect of such Sale and Lease-Back Transaction, together with:

(1) all of our Debt and Debt of our Restricted Subsidiaries secured by a Mortgage on Principal Property or shares of stock of any Restricted Subsidiary and not permitted under paragraph (a) of the covenant described under “—Limitations on Liens”; and

(2) all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted because we would be entitled to incur, assume or guarantee Debt secured by a Mortgage on the Principal Property to be leased without equally and ratably securing the Notes and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with clause (2) of the immediately preceding paragraph (a));

does not at the time exceed 10% of Consolidated Net Tangible Assets.

Provision of Financial Information

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Consolidation, Merger, Conveyance, Transfer or Lease

The Indenture provides that we may not merge or consolidate with any other Person or sell or convey all or substantially all of our assets to any Person, as defined in the Indenture, unless:

(1) the successor Person (if other than the Company) shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by us, by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee by such Person;

(2) the successor Person shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition; and

(3) the successor Person shall have provided the Trustee with an opinion of counsel and Officers’ Certificate confirming compliance with the Indenture.

Events of Default

Each of the following is an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes (provided that, and without limiting the foregoing in this clause (3), in the case of a default or breach of any covenant or agreement described under “—Certain Covenants—Provision of Financial Information,” no Event of Default shall occur (and any such default or breach shall be deemed to not have occurred for all purposes under the Indenture) with respect to any failure to furnish or file any information or report required thereunder if the Company files or furnishes such information or report within 120 days after the Company was required (or would have been required) to file the same pursuant to the Commission’s rules and regulations); or

(4) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (4) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

If an Event of Default specified in clause (4) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if it becomes aware of the occurrence of any Default.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6) to provide for or confirm the issuance of additional debt securities in accordance with the terms of the Indenture;

(7) to add a guarantor or to release a guarantor in accordance with the Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company;

(10) to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of Notes”; or

(11) to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture applicable to the Notes or of the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor,

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Company to make offers to purchase upon a Change of Control Repurchase Event if such modification was done after the occurrence of the related Change of Control,

(4) modify or change any provision of the Indenture affecting the ranking of the Notes in a manner adverse to the Holders of the Notes, or

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to a Change of Control Repurchase Event which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

The Company may terminate its obligations under the Indenture with respect to the Notes when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date fixed for redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company with respect to the Notes;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Company’s right of optional redemption, and

(5) the defeasance provisions of the Indenture.

In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants, including, without limitation, their obligation to make offers to purchase in connection with any Change of Control Repurchase Event, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events with respect to the Company) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Mortgage to secure such borrowing);

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) or (3) above with respect to a defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Trustee

U.S. Bank National Association, the Trustee of the Notes under the Indenture, will be the initial paying agent and registrar for the Notes. The Trustee or its affiliates from time to time may extend credit to and transact other business with the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes or exercising any trust or power conferred on the Trustee with respect to the Notes, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture with respect to the Notes at the request or direction of any of the holders of the Notes pursuant to the Indenture, unless such holders shall have provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The trustee with respect to our outstanding 8.875% senior notes due 2019 under the Base Indenture and the related first supplemental indenture is The Bank of New York Mellon Trust Company, N.A. In connection with this offering, we entered into a second supplemental indenture to the Base Indenture that permits us to designate U.S. Bank National Association as trustee with respect to any additional series of notes that we may from time to time issue under the Base Indenture. U.S. Bank National Association will be the trustee of the Notes, and we will make the appropriate designation at or prior to the consummation of this offering. The second supplemental indenture provides that U.S. Bank National Association and The Bank of New York Mellon Trust Company, N.A., in their respective capacity as trustee of one or more series of notes issued under the Base Indenture, shall not constitute co-trustees of the same trust, and each of them shall be trustee of a trust or trusts under the Base Indenture and indentures supplemental thereto separate and apart from any trust or trusts administered thereunder by the other. In the event any matter under the Base Indenture or indentures supplemental thereto requires action of multiple trustees or necessarily pertains to multiple series of notes, the second supplemental indenture generally requires U.S. Bank National Association and The Bank of New York Mellon Trust Company, N.A. to cooperate in good faith, at our request, to further the intent and purpose of the Base Indenture (as supplemented). There can be no assurance, however, that each of them will so cooperate, and any failure to do so could adversely affect holders of Notes.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company under the Indenture or any related documents or any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity or (iii) any holder of equity in the Trustee.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Governing Law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Acquisition” means the acquisition of all the voting and non-voting common stock of K. A. Steel Chemicals Inc.

“Acquisition Agreement” means the Stock Purchase Agreement dated as of July 17, 2012, among Olin Corporation, K. A. Steel Chemicals Inc., each of the stockholders of K. A. Steel Chemicals Inc. and Robert F. Steel, as it may be amended, modified or otherwise supplemented in accordance with its terms.

“Agent” means Wells Fargo Bank, N.A., as release agent under the Release Agreement or any successor release agent as set forth in the Release Agreement.

“Attributable Debt” means, as of any particular time, the present value, discounted at a rate per year equal to the weighted average of the interest rate of the Notes, compounded semi-annually, of the obligation of a lessee for rental payments, not including amounts payable by the lessee for maintenance, property taxes and insurance, due during the remaining term of any lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Board of Directors” means (i) with respect to the Company or any Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned Subsidiaries;

(ii) the adoption of a plan relating to our liquidation or dissolution;

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; or

(iv) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (a) pursuant to such transaction we become a wholly owned Subsidiary of such holding company and (b) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Commission” means the Securities and Exchange Commission.

“Company” means Olin Corporation and any successor thereto.

“Consolidated Net Tangible Assets” means the total amount of our consolidated assets after deducting therefrom (i) all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) unamortized Debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on our latest audited consolidated financial statements at the time of the determination.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (i) was a member of such Board of Directors on the first date that any of the Notes were issued or (ii) was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement dated as of April 27, 2012, among Olin Corporation and Olin Canada ULC, as borrowers, Citibank, N.A., as administrative agent, and the other agents and lenders named therein, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any indebtedness thereunder, or increases the amount of available borrowings thereunder, or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Debt” means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, issued, assumed or guaranteed by us.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a Person in whose name a Note is registered in the security register.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Issue Date” means August 22, 2012.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required by law, regulation or executive order to be open in the State of New York.

“Moody’s” means Moody’s Investors Services, Inc. and any successor to its rating agency business.

“Mortgage” means any mortgage, lien, pledge or other encumbrance issued, assumed or guaranteed by us.

“Officers’ Certificate” means a certificate signed by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any of our properties or plants or the properties or plants of any Restricted Subsidiary primarily used for the manufacture of products and located within the United States or its territories or possessions, except any such property or plant which our Board of Directors by resolution declares is not of material importance to the total business conducted by us and our Subsidiaries as an entity.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Release Agreement” means the release agreement to be dated as of the Issue Date, between the Company and the Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.

“Restricted Subsidiary” means (i) any Subsidiary which owns or leases, directly or indirectly, a Principal Property and (ii) any Subsidiary which owns, directly or indirectly, any stock or indebtedness of a Restricted Subsidiary, except that a Restricted Subsidiary shall not include (a) any Subsidiary engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company or (b) any Subsidiary (x) which conducts substantially all of its business outside the United States and its territories and possessions or (y) the principal assets of which are stock or indebtedness of corporations which conduct substantially all of their business outside the United States and its territories and possessions.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other indebtedness or any installment of interest thereon, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness or such installment of interest is due and payable.

“Subsidiary” means any corporation, association or other business entity of which more than 50%, by number of votes, of the Voting Stock is at the time directly or indirectly owned by us.

“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or persons performing similar functions).

BOOK-ENTRY, DELIVERY AND FORM

General

The notes initially will be issued in the form of one or more fully registered notes in global form (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee of the notes as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case for credit to the accounts of institutions that have accounts with DTC or its nominee (the “DTC participants”) and to the accounts of institutions that have accounts with Euroclear or its nominee participants (the “Euroclear participants” and, collectively with the DTC participants, the “participants”). Each of DTC and Euroclear is referred to herein as a “Book Entry Facility.” Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by a Book Entry Facility or its nominee (with respect to participants interests) for such Global Notes or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

So long as DTC, or its nominee, is the registered holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such notes represented by such Global Notes for all purposes under the Indenture and the notes. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have such Global Notes or any notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery or certificated notes in exchange therefor and will not be considered to be the owners or holders of such Global Notes or any notes represented thereby for any purpose under the notes or the Indenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Notes desires to take any action that DTC, as the holder of such Global Notes, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any payment of principal (premium, if any) or interest due on the notes on any interest payment date or at maturity will be made available by us to the Trustee of the notes by such date. As soon as possible thereafter, the Trustee of the notes will make such payments to DTC or its nominee, as the case may be, as the registered owner of the Global Notes representing such notes in accordance with existing arrangements between the Trustee of the notes and the depositary.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form of registered in “street name,” and will be the responsibility of such participants.

None of us, the Trustee of the notes or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

Because of time zone differences, the securities account of a Euroclear participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear) immediately following the DTC settlement date. Cash received in Euroclear as a result of sales of interests in a Global Note by or through a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear cash account only as of the business day following settlement in DTC.

As long as the notes are represented by a Global Note, DTC’s nominee will be the holder of such notes and therefore will be the only entity that can exercise a right to repayment or repurchase of such notes.

Notice by participants or by owners of beneficial interests in the Global Notes held through such participants of the exercise of the option to elect repayment of beneficial interests in notes represented by the Global Note must be transmitted to the relevant Book Entry Facility in accordance with its procedures on a form required by the relevant Book Entry Facility and provided to participants. In order to ensure that DTC’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Unless and until exchanged in whole or in part for notes in definitive form in accordance with the terms of the notes, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of each successor.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of a Book Entry Facility, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us or the Trustee of the notes will have any responsibility for the performance by a Book Entry Facility or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. We and the Trustee of the notes may conclusively rely on, and shall be protected in relying on, instructions from a Book Entry Facility for all purposes.

The Clearing System

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby elimination the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary only applies to investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”) and purchase their notes for cash upon initial issuance at the “issue price” (the first price at which a substantial amount of notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This summary is based upon current U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, expatriates, broker-dealers and tax-exempt organizations, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, partnerships (including entities or arrangements treated as partnerships) for U.S. federal income tax purposes or investors therein, persons subject to alternative minimum tax or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income) or any foreign, state or local tax considerations. We are not planning to seek a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each prospective investor is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership or disposition of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust, if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions or (b) the trust has elected to be treated as a United States person. A beneficial owner of a note that is not an entity treated as a partnership for U.S. federal income tax purposes or a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

Interest. Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income (in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes) at the time such payments are accrued or received.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes. Upon a sale, exchange, retirement, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in such notes. The amount realized will include the amount of any cash and the fair market value of any property received for the notes (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income (as described above under “—Interest”) to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder decreased by any payments received on the note other than interest. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Interest. Subject to the discussion below concerning backup withholding, all payments of interest on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax; provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a U.S. person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) such payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes. Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which generally will be taxable as described above under “—Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain will be taxed as described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to a flat 30% (or, if applicable, a lower treaty rate) tax on the gain derived from such disposition, which may be offset by U.S. source capital losses.

Income Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if such a Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business will not be subject to the 30% withholding tax provided that the Non-U.S. Holder claims exemption from withholding. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or other applicable form).

Information Reporting and Backup Withholding

U.S. Holders. Payments of interest on, or the proceeds of the sale, exchange or other taxable disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding at a specified rate, currently 28% (and scheduled to increase to 31% in 2013), if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding at a specified rate, currently 28% (and scheduled to increase to 31% in 2013), with respect to our payment of interest on, or the proceeds of the sale, exchange or other disposition (including a retirement or redemption) of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$90,000,000
Citigroup Global Markets Inc.	90,000,000
Wells Fargo Securities, LLC	20,000,000

Total	$200,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about August 22, 2012, which will be the 9th business day following the date of this prospectus supplement (such settlement being referred to as “T+9”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next five succeeding business days will be required, by virtue of the fact that the notes will initially settle in T+9, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next five succeeding business days should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement , without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commodity hedging, interest rate derivative securities and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Affiliates of certain of the underwriters also act as lenders and/or agents under our senior revolving credit facility.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters with respect to the notes we are offering will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, and Hunton & Williams LLP, Richmond, Virginia. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Olin Corporation and subsidiaries as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and Management Report on Internal Control over Financial Reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of income, partners’ capital and cash flows of SunBelt Chlor Alkali Partnership for each of the three years in the period ended December 31, 2010 appearing in our annual report on Form 10-K for the fiscal year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements of SunBelt Chlor Alkali Partnership are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

Prospectus

Olin Corporation

Debt Securities

Preferred Stock

Common Stock

Warrants

Olin Corporation intends to offer and sell from time to time, in one or more offerings and series, together or separately: senior or subordinated debt securities, warrants to purchase debt securities, preferred stock, warrants to purchase preferred stock, common stock and warrants to purchase common stock on terms to be determined at the time of sale. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of these securities in supplements to this prospectus or in separate term sheets. You should read this prospectus and any prospectus supplement or term sheet carefully before you decide to invest in any of these securities.

Our common stock is listed on the New York Stock Exchange under the symbol “OLN”. If we decide to seek a listing of any debt securities, warrants to purchase debt securities, preferred stock, warrants to purchase preferred stock or warrants to purchase common stock offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal executive offices are located at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. Our telephone number is (314) 480-1400.

Investing in our securities involves risks. See the risk factors described under the heading “Risk Factors” in any applicable prospectus supplement and/or the risk factors described in any of our other filings with the Securities and Exchange Commission, as referenced in this prospectus and/or applicable prospectus supplement under the heading “Incorporation of Certain Documents by Reference”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 12, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Olin Corporation (together with its consolidated subsidiaries unless the context otherwise requires, the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over the next three years, sell any combination of the securities described in this prospectus and any applicable prospectus supplement in one or more offerings.

In this prospectus we use the terms “we,” “us,” and “our” to refer to Olin Corporation. References to “securities” includes any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus provides you with a general description of the securities we may offer. Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Incorporation of Certain Documents by Reference”.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference in this prospectus and any prospectus supplement. Olin Corporation has not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely upon it. Olin Corporation is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, or any supplement to this prospectus, is accurate as of any date other than the date of the document containing such information.

RISK FACTORS

Investing in the securities to be offered by this prospectus and any prospectus supplement involves risk. When considering an investment in any of our securities, you should consider carefully all of the risk factors described in our filings with the Commission referred to under the heading “Incorporation of Certain Documents by Reference,” as well as any risks that may be set forth in the prospectus supplement relating to a specific offering and the other information included or incorporated by reference in this prospectus and the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. As we have no shares of preferred stock outstanding as of the date of this prospectus, no ratio of earnings to fixed charges and preferred dividends is presented.

	Nine Months Ended September 30, 2011		Year Ended December 31,
			2010	2009	2008	2007	2006
Ratio of earnings to fixed charges(1)	10.6	(2)	2.1	5.6	7.3	4.1	5.1

(1)	For purposes of calculating ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before taxes, plus fixed charges, as described below, and dividends received from non-consolidated affiliates, less capitalized interest and equity in income of non-consolidated affiliates. “Fixed charges” consist of interest expensed and capitalized and those portions of rent expense that are considered reasonable approximations of interest costs.
(2)	The “earnings” in the ratio of earnings to fixed charges for the nine months ended September 30, 2011 included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt Chlor Alkali Partnership.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated herein by reference, and any prospectus supplement and the information incorporated by reference therein, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, or Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this prospectus, including the information incorporated herein by reference, and any prospectus supplement and the information incorporated by reference therein, that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “estimate,” “project,” “forecast” and variations of such words and similar expressions to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These forward-looking statements speak only as of the date of the document containing the applicable statement. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

The risks, uncertainties and assumptions involved in our forward-looking statements include those discussed in the documents referred to under the heading “Risk Factors,” which include our filings with the Commission referred to under the heading “Incorporation of Certain Documents by Reference”. You should consider all of our forward-looking statements in light of the factors discussed in those documents. In addition, other risks and uncertainties not presently known to us or that we currently consider immaterial could affect the accuracy of our forward-looking statements.

OLIN CORPORATION

Olin Corporation is a Virginia corporation, incorporated in 1892, having its principal executive offices in Clayton, Missouri. We are a manufacturer concentrated in two business segments: Chlor Alkali Products and Winchester®.

Chlor Alkali Products manufactures and sells chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, bleach products and potassium hydroxide, which represent 65% of 2010 sales. Winchester products, which represent 35% of 2010 sales, include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges. See our discussion of our segment disclosures contained in any applicable prospectus supplement and our filings with the Commission incorporated by reference herein and therein.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “OLN”.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus and any applicable prospectus supplement will be used for general corporate purposes, which may include additions to working capital, capital expenditures, stock repurchases, repayment of indebtedness and acquisitions. The prospectus supplement relating to a specific offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF DEBT SECURITIES

The following is a description of the terms of the debt securities, which may either be senior debt securities or subordinated debt securities and which we collectively refer to as the “debt securities”. The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you must refer to both the prospectus supplement relating thereto and to the following description.

Senior debt securities may be issued under an indenture dated as of August 19, 2009, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, and any supplemental indenture, or under one or more other indentures between us and a commercial bank to be selected, as trustee. We refer to the applicable indenture under which senior debt securities are issued as the “Senior Indenture”. Subordinated debt securities may be issued under an indenture, which we refer to as the “Subordinated Indenture,” between us and a commercial bank to be selected, as trustee. The Senior Indenture and the Subordinated Indenture are collectively referred to as the “Indentures”. The forms of the Indentures have been filed as exhibits to the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures, including the definition therein of certain terms. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Senior Indenture or the Subordinated Indenture, as applicable. In this description, references to “Olin,” “us” and “we” mean Olin Corporation alone and not any of our subsidiaries.

General

The Indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder. The debt securities may be issued in one or more series as may be authorized from time to time by us. You should read the applicable prospectus supplement for the following terms of the debt securities:

•	the type, total principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which such debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per year, which may be fixed or floating, at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

•	the times at which any such interest will be payable;

•

the currency or currencies or units of two or more currencies in which the debt securities are denominated and principal and interest may be payable, and for which the debt securities may be purchased, which may be in United States dollars, a foreign currency or currencies or units of two or more foreign currencies;

•	whether such debt securities are to be senior debt securities or subordinated debt securities;

•	any redemption or sinking fund terms for such debt securities;

•	any event of default or covenant with respect to the debt securities of a particular series; and

•	any other terms with respect to the debt securities of a particular series.

Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, will be payable and the debt securities will be transferable at the corporate trust office of the respective trustee, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto as it appears in the respective debt securities register.

The debt securities will be unsecured. Senior debt securities will have the same rank as all of our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be subordinated and junior to certain of our present and future superior indebtedness. See “—Subordination of Subordinated Debt Securities” below.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Special Federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable prospectus supplement.

Debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the Indentures and the debt securities will not afford holders of debt securities protection in the event of a highly leveraged transaction involving us.

Global Securities

Any series of debt securities issued under the Indentures may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole:

•	by the depositary for such global security to a nominee of such depositary,

•	by a nominee of such depositary to such depositary or another nominee of such depositary, or

•	by the depositary or any nominee to a successor depositary or any nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (the “participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the Indenture governing such debt securities. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names,

•	will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form, and

•	will not be considered the owners or holders thereof under the Indenture governing such debt securities.

Payments of principal of, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. Neither we, the trustee for such debt securities, any paying agent, nor the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of such debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $2,000 or any integral multiple of $1,000 in excess thereof.

Subordination of Subordinated Debt Securities

The payment of the principal of, premium, if any, and interest on the subordinated debt securities, including sinking fund payments, if any, will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all of our superior indebtedness. Superior indebtedness is defined as the principal of, premium, if any, and accrued and unpaid interest on, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed:

•	our indebtedness for money borrowed, other than the subordinated debt securities,

•	guarantees by us of indebtedness for money borrowed of any other person,

•	indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which we are responsible or liable, by guarantees or otherwise,

•

our obligations under any agreement relating to any interest rate or currency swap, interest rate cap, interest rate collar, interest rate future, currency exchange or forward currency transaction or any similar interest rate or currency hedging transaction, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed,

•

our obligations under any agreement to lease, or any lease of, any real or personal property which, in accordance with generally accepted accounting principles, is classified on our balance sheet as a liability, and modifications, renewals, extensions and refundings of any such indebtedness, liability, obligation or guarantee; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liability, obligation or guarantee, or such modification, renewal, extension or refunding thereof, is not superior in right of payment to the subordinated debt securities. The prospectus supplement relating to any series of subordinated debt securities will specify any such exceptions to the definition of superior indebtedness applicable to such series.

No payment by us on account of principal of, premium, if any, or interest on the subordinated debt securities, including sinking fund payments, if any, may be made if any default or event of default with respect to any superior indebtedness shall have occurred and be continuing and, unless such default or event of default is the failure by us to pay principal or interest on any instrument constituting superior indebtedness, written notice thereof shall have been given to the trustee by us or to us and the trustee by the holders of at least 10% in principal amount of any kind or category of any superior indebtedness, or a representative or trustee on their behalf. We may resume payments on the subordinated debt securities, unless otherwise prohibited by the related Indenture, if:

•	such default is cured or waived, or

•	unless such default is a failure by us to pay principal or interest on any superior indebtedness, 120 days pass after the notice is given if such default is not the subject of judicial proceedings.

Upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on all superior indebtedness must be paid in full before the holders of subordinated debt securities will be entitled to receive any payment, other than shares of stock or subordinated indebtedness provided by a plan of reorganization or adjustment. Subject to the payment in full of all superior indebtedness, the holders of the subordinated debt securities are to be subrogated to the rights of the holders of superior indebtedness to receive payments or distributions of our assets applicable to superior indebtedness until the subordinated debt securities are paid in full.

By reason of such subordination, in the event of insolvency, our creditors who are holders of superior indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

The Subordinated Indenture will not limit the amount of superior indebtedness or securities that may be issued by us or any of our subsidiaries.

Certain Covenants with Respect to Senior Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, all debt securities issued under a Senior Indenture will be subject to the covenants described below.

Limitations on Liens. (a) Neither we nor any Restricted Subsidiary will issue, assume or guarantee any Debt secured by a Mortgage upon any Principal Property or upon any shares of stock of any Restricted Subsidiary without effectively providing that the senior debt securities, together with, if we so determine, any other indebtedness or obligation then existing or thereafter created, ranking equally with or prior to the senior debt securities, shall be secured equally and ratably with, or, at our option, prior to, such Debt so long as such Debt shall be so secured, except that this restriction will not apply to:

(1) Mortgages existing on the date of the Senior Indenture;

(2) Mortgages affecting property of a corporation existing at the time it becomes a Restricted Subsidiary or at the time it is merged into or consolidated with us or a Restricted Subsidiary;

(3) Mortgages

•	on property existing at the time of acquisition thereof,

•	to secure payment of all or part of the purchase price thereof,

•	to secure Debt incurred prior to, at the time of or within 24 months after such acquisition for the purpose of financing all or part of the purchase price thereof or

•	assumed or incurred in connection with the acquisition of property;

(4) Mortgages on property to secure all or part of the cost of repairing, altering, constructing, improving, exploring, drilling or developing such property, or to secure Debt incurred to provide funds for such purpose;

(5) Mortgages in connection with non-recourse Debt;

(6) Mortgages on current assets or other personal property, other than shares of stock or indebtedness of Subsidiaries, to secure loans maturing not more than one year from the date of the creation thereof or to secure any renewal thereof for not more than one year at any one time;

(7) Mortgages which secure indebtedness owing by a Restricted Subsidiary to us or another Subsidiary;

(8) Mortgages on property of any Restricted Subsidiary principally engaged in a financing or leasing business;

(9) Mortgages which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business; and

(10) any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any Mortgage referred to in the foregoing or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not, with respect to Mortgages referred to in clauses (1) through (4) above, exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced, plus improvements on such property.

(b) Notwithstanding the above provisions, we and any one or more Restricted Subsidiaries may, without securing the senior debt securities, issue, assume or guarantee Debt secured by Mortgages which would not be permitted by the immediately preceding paragraph in an aggregate amount which, together with:

•	the aggregate principal amount of all of our other Debt and Debt of our Restricted Subsidiaries that would not be permitted under the immediately preceding paragraph and

•

the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under this covenant or the proceeds of which have been applied in accordance with clause (a)(2) of the covenant described below under “—Sale and Lease-Back Transactions” to the retirement of long-term indebtedness)

does not at the time exceed the greater of (x) 10% of Consolidated Net Tangible Assets and (y) $300 million.

(c) For purposes of this covenant and the covenant described below under “—Sale and Lease-Back Transactions,” the following are not considered Debt secured by a Mortgage:

•

the sale or other transfer of (i) any minerals that will enable the purchaser thereof to realize a specified return and (ii) any interest in property of the character commonly referred to as a “production payment” and

•

Mortgages in favor of governmental bodies to secure advance, progress or other payments pursuant to any contract or statute or indebtedness incurred for the purpose of financing the purchase price or cost of constructing or improving the property subject thereto to such Mortgage.

Limitation on Sale and Lease-Back Transactions. (a) We will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property, except for temporary leases for terms of not more than three years or between us or a Subsidiary and a Restricted Subsidiary, title to which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (such transaction, a “Sale and Lease-Back Transaction”), unless the proceeds of any such sale are at least equal to the fair value, as determined by our board of directors, of such property and either:

(1) we or such Restricted Subsidiary would be entitled to incur, assume or guarantee Debt secured by a mortgage on the Principal Property to be leased without equally and ratably securing the senior debt securities or

(2) we apply an amount equal to the fair value of the property so leased to the retirement, within 90 days of the effective date of any such Sale and Lease-Back Transaction, of our long-term indebtedness which ranks prior to or on a par with the senior debt securities.

Sale and Lease-Back Transactions do not include arrangements with governmental bodies entered into for the purpose of financing the purchase price or the cost of constructing or improving the property subject thereto.

(b) Notwithstanding the provisions of the preceding paragraph (a), we or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction which would not be permitted under the immediately preceding paragraph if the amount of the Attributable Debt in respect of such Sale and Lease-Back Transaction, together with:

(1) all of our Debt and Debt of our Restricted Subsidiaries secured by a Mortgage on Principal Property or shares of stock of any Restricted Subsidiary and not permitted under paragraph (a) of the covenant described under “—Limitations on Liens” and

(2) all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted because we would be entitled to incur, assume or guarantee Debt secured by a Mortgage on the Principal Property to be leased without equally and ratably securing the senior debt securities and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with clause (2) of the immediately preceding paragraph (a));

does not at the time exceed the greater of (x) 10% of Consolidated Net Tangible Assets and (y) $300 million.

Certain Definitions

“Attributable Debt” means, as of any particular time, the present value, discounted at a rate per year equal to the weighted average of the interest rate(s) of the senior debt securities or, in the case of original issue discount debt securities, the Yields to Maturity (as defined in the Senior Indenture), compounded semi-annually, of the obligation of a lessee for rental payments, not including amounts payable by the lessee for maintenance, property taxes and insurance, due during the remaining term of any lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Consolidated Net Tangible Assets” means the total amount of assets after deducting therefrom:

•

all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and

•

unamortized Debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on our latest audited consolidated financial statements at the time of the determination.

“Debt” means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, issued, assumed or guaranteed by us.

“Mortgage” means any mortgage, lien, pledge or other encumbrance issued, assumed or guaranteed by us.

“Principal Property” means any of our properties or plants or the properties or plants of any Restricted Subsidiary primarily used for the manufacture of products and located within the United States or its territories or possessions, except any such property or plant which our board of directors by resolution declares is not of material importance to the total business conducted by us and our Subsidiaries as an entity.

“Restricted Subsidiary” means:

•	any Subsidiary which owns or leases, directly or indirectly, a Principal Property and

•	any Subsidiary which owns, directly or indirectly, any stock or indebtedness of a Restricted Subsidiary;

except that a Restricted Subsidiary shall not include:

•	any Subsidiary engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company or

•	any Subsidiary:

•	which conducts substantially all of its business outside the United States and its territories and possessions or

•	the principal assets of which are stock or indebtedness of corporations which conduct substantially all of their business outside the United States and its territories and possessions.

“Subsidiary” means any corporation, association or other business entity of which more than 50%, by number of votes, of the Voting Stock is at the time directly or indirectly owned by us.

“Voting Stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or persons performing similar functions).

Events of Default, Notice and Waiver

The following events will be “Events of Default” with respect to a series of debt securities issued under an Indenture:

(a) failure to pay interest or a sinking fund installment, if any, on such series for 30 days or to pay the principal of or premium, if any, on such series when due, whether at maturity, upon redemption, by declaration or otherwise;

(b) failure to perform any other covenants in such Indenture for 60 days after notice;

(c) certain events of bankruptcy, insolvency or reorganization; and

(d) any other event that may be added as an Event of Default with respect to a series of debt securities to the extent described in the related prospectus supplement.

An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

If an Event of Default described under (a) or (d) in the second preceding paragraph shall have occurred and is continuing with respect to any series of debt securities, unless the principal of all the debt securities of such series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount or, if original issue discount debt securities, such portion of the principal amount as specified in such series of debt securities, of all debt securities of such series immediately due and payable.

If an Event of Default described under (b) or (c) in the third preceding paragraph shall have occurred and is continuing, unless the principal amount of all the debt securities of all series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of all debt securities then outstanding may declare the principal amount or, if any series are original issue discount debt securities, such portion of the principal amount as specified in such series, of all debt securities then outstanding immediately due and payable.

Each of the Indentures provides that the trustee under such Indenture shall, within 90 days after the occurrence of a default with respect to a series of debt securities under such Indenture, give to the holders of the debt securities of such series notice of all uncured defaults with respect to such series known to it; provided, however, that, except in the case of default in the payment of principal of or premium, if any, or interest or the making of any sinking fund payment on any of the debt securities in such series, the trustee shall be protected in withholding such notice if it in good faith determines that it is in the interest of the holders of such series.

Any event of default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the Outstanding debt securities, as defined in the Indentures, of such series or of all the Outstanding debt securities, as the case may be, except in each case a failure to pay principal of, premium, if any, or interest on such debt security.

Each of the Indentures includes a covenant that we file with the trustee annually a certificate of no default or specifying that a default has occurred.

Modification of the Indentures

Each of the Indentures and the rights of holders of debt securities thereunder may be modified by us and the respective trustee with the consent of the holders of not less than a majority of the aggregate principal amount of all series of debt securities under such Indenture then outstanding and affected thereby, voting as one class; provided, however, that no such modification shall extend the fixed maturity of any debt securities, or reduce the principal amount thereof or any premium thereon or the amount of any sinking fund payment, or change, in a manner that is adverse to the holders, the ranking or priority of any debt securities, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the percentage required for modification, without the consent of the holder of each debt security so affected.

Each of the Indentures provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	evidence the assumption by a successor corporation of our obligations,

•	add covenants for the protection of the holders of debt securities,

•	cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision of the applicable Indenture,

•	establish the form or terms of debt securities of any series,

•	modify or amend either of the Indentures to permit the qualification of indentures supplemental thereto, and

•	provide for the issuance under either of the Indentures of debt securities in coupon form and/or exchangeable with debt securities issued under the Indentures.

Consolidation, Merger and Sale of Assets

Each of the Indentures provides that we may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any Person, as defined in each of the Indentures, unless:

•

the successor corporation shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest on all the debt securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation, and

•	the successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

Satisfaction and Discharge of the Indentures and Defeasance

Each of the Indentures will be discharged upon cancellation of all the debt securities issued thereunder or, with certain limitations, upon deposit with the respective trustee of funds sufficient for the payment or redemption thereof.

In addition, the Indentures provide that we, at our option:

(a) will be discharged from any and all obligations in respect of the debt securities of a series, except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust or

(b) need not comply with certain restrictive covenants of such Indenture in each case if we deposit, in trust with the trustee or the Defeasance Agent, as defined in the Indentures, money or U.S. Government Obligations, as defined in the Indentures, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, and interest and premium, if any, on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. To exercise any such option, we are required to deliver to the trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) of this paragraph, such opinion shall be accompanied by a private letter ruling to that effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service. The discharge of the Subordinated Indenture pursuant to clause (a) or (b) of this paragraph is subject to certain additional requirements, including absence of defaults under other agreements.

The Trustees

We may maintain banking and other commercial relationships with the trustees and their affiliates in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

The following statements with respect to our capital stock are subject to the detailed provisions of our Amended and Restated Articles of Incorporation, as further amended or restated, which we refer to in this prospectus as the Articles of Incorporation, our bylaws, as amended, which we refer to in this prospectus as the bylaws, and the provisions of applicable Virginia law, the state in which we are incorporated. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles of Incorporation and the bylaws, each of which has been filed as an exhibit to (or incorporated by reference in) our Current Report on Form 8-K dated April 28, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2010, respectively, and the provisions of applicable Virginia law and the registration statement of which this prospectus forms a part. See “Available Information” on page 21 and “Incorporation of Certain Documents by Reference” on page 21.

General

Our authorized stock consists of 120,000,000 shares of common stock, par value $1 per share, and 10,000,000 shares of preferred stock, par value $1 per share, issuable in one or more series. On November 30, 2011, there were approximately 80,050,866 shares of common stock and no shares of preferred stock outstanding.

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of the preferred stock offered by a prospectus supplement will be described in the prospectus supplement relating to such series of the preferred stock. The description set forth below is subject to and qualified in its entirety by reference to the articles of amendment to the Articles of Incorporation establishing a particular series of the preferred stock which will be filed with the Commission in connection with the offering of any series of preferred stock.

General. Under the Articles of Incorporation, our board of directors is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in articles of an amendment to the Articles of Incorporation providing for the issuance thereof adopted by our board of directors or a duly authorized committee thereof. We may amend from time to time our Articles of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the outstanding shares of common stock, and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class without regard to series.

The preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title and liquidation preference per share of such preferred stock and the number of shares offered;

•	the price at which such preferred stock will be issued;

•

the dividend rate, or method of calculation of dividends, the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

•	any redemption or sinking fund provisions of such preferred stock;

•	any conversion provisions of such preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions in the event of a liquidation with our outstanding preferred stock and each other series of the preferred stock.

Dividend Rights. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series of the preferred stock. Such rate, which may be based upon one or more methods of determination, may be fixed or variable or both. Different series of the preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board of directors or a duly authorized committee thereof. Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the prospectus supplement relating thereto. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment day will be lost, and we shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

If the prospectus supplement so provides, when dividends are not paid in full upon any series of the preferred stock and any other preferred stock ranking on a parity as to dividends with such series of the preferred stock, all dividends declared upon such series of the preferred stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the preferred stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of the preferred stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative preferred stock, accumulations, if any, in respect of prior dividend payment periods, on all outstanding shares of any series of the preferred stock have been paid, no dividends, other than in shares of common stock or another stock ranking junior to such series of the preferred stock as to dividends and upon liquidation, will be declared or paid or set aside for payment or other distributions made upon our common stock or any of our other stock ranking junior to the preferred stock as to dividends. If the prospectus supplement so provides, no common stock or any of our other stock ranking junior to or on a parity with such series of the preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock, by us, except by conversion into or exchange for our stock ranking junior to such series of the preferred stock as to dividends and upon liquidation.

The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, liquidating distributions in the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, the amounts payable with respect to the preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

Redemption. A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and the redemption prices and for the types of consideration set forth in the prospectus supplement relating to such series.

The prospectus supplement relating to a series of preferred stock which is subject to mandatory redemption shall specify the number of shares of such series of preferred stock which shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

Conversion Rights. The prospectus supplement for any series of the preferred stock will state the terms, if any, on which shares of that series are convertible into shares of common stock or another series of our preferred stock. The preferred stock will have no preemptive rights.

Voting Rights. Except as indicated below or in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by applicable law, a holder of the preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, in the event we issue shares of any series of preferred stock, each such share will be entitled to one vote on matters on which holders of such series of the preferred stock are entitled to vote.

The affirmative vote or consent of the holders of a majority of the outstanding shares of any series of preferred stock, unless our board of directors establishes a higher amount, voting as a separate class, will be required for any amendment of the Articles of Incorporation which changes any rights or preferences of such series of preferred stock.

In addition to the foregoing voting rights, under Virginia law as now in effect, the holders of the preferred stock will have the voting rights set forth under “—General” above with respect to amendments to the Articles of Incorporation which would increase the number of authorized shares of our preferred stock.

Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for a series of preferred stock will be selected by us and described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect members of our board of directors or to vote on any other matter.

Common Stock

Holders of common stock are entitled to dividends as declared by our board of directors from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders and may not cumulate votes for the election of directors. Holders of common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of our business, holders of common stock are entitled to receive pro rata all our remaining assets available for distribution, after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all our debts and liabilities.

The transfer agent and registrar for the common stock is Wells Fargo Bank, N.A.

Our common stock is listed on the New York Stock Exchange under the symbol “OLN”.

Virginia Law and Certain Other Provisions

Antitakeover Statutes. As permitted by Virginia law, we have opted out of the Virginia anti-takeover law regulating “control share acquisitions,” which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Under that Virginia statute, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants appraisal rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

We are subject to the Virginia law regulating “affiliated transactions”. An affiliated transaction is generally defined as a merger, a share exchange, a material disposition of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a holder of more than 10% of any class of the corporation’s outstanding voting shares (a “10% holder”) by more than five percent. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any 10% holder for a period of three years following the date that such person became a 10% holder unless (1) the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the 10% holder, approve the affiliated transaction or (2) before the date the person became a 10% holder, the board of directors approved the transaction that resulted in the shareholder becoming a 10% holder.

After three years, any such transaction must be at a “fair price,” as statutorily defined, or must be approved by the holders of two-thirds of the voting shares, other than the shares beneficially owned by the 10% holder.

Shareholder Action by Written Consent. Virginia law provides that, unless provided otherwise in a Virginia corporation’s articles of incorporation, any action that may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting only by unanimous written consent of the shareholders who would be entitled to vote on the action. Our Articles of Incorporation do not include a provision that permits shareholders to take action without a meeting other than by unanimous written consent.

Certain Provisions of the Articles of Incorporation and Bylaws

Board of Directors. Our board of directors consists of three classes as nearly equal in number as possible, each of which serves for three years with one class being elected each year. The total number of directors may not exceed 18. Our board of directors currently consists of nine directors, but the number of directors may be increased to any number, not more than 18 directors, or decreased to any number, not less than three directors, by amendment of the bylaws. Directors may be removed only with cause, and vacancies on our board of directors, including any vacancy created by an increase in the number of directors, may be filled by shareholders entitled to vote in the election of directors or by a majority of the directors remaining in office, even though less than a quorum. If our board of directors fills a vacancy, the director’s term expires at the next shareholders’ meeting at which directors are elected.

Shareholder Nominations and Proposals. The bylaws require that advance notice of nominees for election as directors be made by a shareholder or shareholder proposals be given to our corporate secretary, together with certain specified information, no later than 90 days before the anniversary of the immediately preceding annual meeting of shareholders.

Special Meetings of Shareholders. Special meetings of shareholders may be called only by our board of directors, the chairman of the board, president or the holders of a majority of the shares entitled to vote at the special meeting.

The provisions of the Articles of Incorporation and bylaws described above may, in certain circumstances, make more difficult or discourage a takeover of our business.

Amendments to the Articles of Incorporation

Under Virginia law, unless a Virginia corporation’s articles of incorporation provide for a greater or lesser vote, amendments of the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

Our Articles of Incorporation provide that any amendment to our Articles of Incorporation is required to be approved only by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment or restatement to the shareholders our board of directors shall require a greater vote.

Amendments to the Bylaws

Under Virginia law, a corporation’s shareholders or board of directors may amend or repeal bylaws, except to the extent that the corporation’s articles of incorporation or Virginia law reserve the power exclusively to the shareholders. A corporation’s shareholders may amend or repeal bylaws even though the bylaws may also be amended or repealed by its board of directors.

Virginia law expressly addresses an amendment or repeal of a bylaw provision that fixes a greater quorum or voting requirement for the board of directors than the quorum or voting requirement fixed by Virginia law. If the shareholders originally adopted the provision, only they may amend or repeal it, unless the bylaw provision otherwise provides. If the board of directors originally adopted the provision, either the shareholders or the board of directors may amend or repeal it.

A bylaw adopted or amended by the shareholders that fixes a greater quorum or voting requirement for the board of directors may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board of directors.

Our bylaws may be altered, amended or repealed by our board of directors, subject to the power of the shareholders to alter or repeal the bylaws made by the board of directors at any annual or special meeting of the shareholders. Subject to certain limitations, shareholders in altering, amending or repealing our bylaws may provide that our board of directors may not subsequently alter, amend or repeal our bylaws.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such securities. Each series of warrants will be issued under a separate warrant agreement (a “Securities Warrant Agreement”) to be entered into between us and a bank or trust company, as warrant agent (a “Securities Warrant Agent”), all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The Securities Warrant Agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of such warrants, including, where applicable:

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the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

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the designation, number of shares, stated value and terms, including, without limitation, liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire (an “Expiration Date”);

•	the United States Federal income tax consequences applicable to such warrants; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock or common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the Expiration Date, or such later date to which such Expiration Date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of such warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or a limited number of institutional purchasers; or

•	through agents.

The applicable prospectus supplement with respect to the securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the net proceeds to us from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which the securities may be listed and any other information we think is important.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a dealer is utilized in the sale of any securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents, and describe their compensation, in the applicable prospectus supplement.

Certain of any such underwriters, dealers and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent, dealer or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority regarding the offer and sale of securities of an affiliate.

In order to facilitate the offering of the securities, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters, dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters, dealers or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter, agent or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivative or other hedging transactions, we may also sell securities short using this prospectus and the applicable prospectus supplement and deliver securities covered by this prospectus and the applicable prospectus supplement to close out any loan of securities or such short positions, or loan or pledge securities to third parties, and the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. The third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of such securities, and may use securities received from us in settlement of those derivative or other hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in such securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the public reference facilities maintained by the SEC at the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part, with respect to the securities to be offered hereby. For further information with respect to our securities and our business reference is made to such registration statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•	our Definitive Proxy Statement on Schedule 14A filed on March 4, 2011; and

•

our Current Reports on Form 8-K, or filed portions of those reports (but not reports or portions of those reports which were furnished and not deemed to be filed), filed on March 3, 2011 (as amended by our Current Report on Form 8-K/A filed on May 5, 2011), May 3, 2011 and November 1, 2011, and our Current Reports on Form 8-K/A, or filed portions of those reports (but not reports or portions of those reports which were furnished and not deemed to be filed), filed on January 31, 2011 and July 22, 2011.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering made by this prospectus and any prospectus supplement shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference containing important business and financial information about us that is not included or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus, including any exhibits that are specifically incorporated by reference in such documents. Copies of the Indentures described in this prospectus and any prospectus supplement are also available upon request. Requests for all such copies should be directed to Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 (Telephone: (314) 480-1400).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Certain legal matters in connection with offerings of the securities may be passed upon for us by George H. Pain, Esq., Senior Vice President, General Counsel and Secretary of the Company. Cravath, Swaine & Moore LLP, New York, New York may also act as counsel for us and in certain cases may represent the underwriters of any securities. Mr. Pain and Cravath, Swaine & Moore LLP may rely as to matters of Virginia law upon the opinion of Hunton & Williams LLP. Each of Cravath, Swaine & Moore LLP and Hunton & Williams LLP has in the past represented and continues to represent us in other matters on a regular basis.

EXPERTS

Our consolidated financial statements as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, and Management Report on Internal Control over Financial Reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of SunBelt Chlor Alkali Partnership as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 appearing in Olin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements of SunBelt Chlor Alkali Partnership are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$200,000,000

Olin Corporation

5.50% Senior Notes due 2022

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Citigroup

Wells Fargo Securities

August 9, 2012